                                                                   EXHIBIT 10.34
                  FOURTH AMENDED AND RESTATED CREDIT AGREEMENT


         This FOURTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 22, 2001 (this "Agreement") is among COMFORT SYSTEMS USA, INC., a Delaware corporation (the "Company"), the Subsidiaries of the Company listed on the signature pages hereto as Guarantors (together with each other person who subsequently becomes a Guarantor, collectively the "Guarantors"), the banks and other financial institutions listed on the signature pages hereto under the caption "Banks" (together with each other person who becomes a Bank, collectively the "Banks"), and BANK ONE, NA, formerly known as Bank One, Texas, N.A., individually as a Bank ("Bank One") and as administrative agent for the other Banks (in such capacity together with any other Person who becomes the administrative agent, the "Administrative Agent"), BANKERS TRUST COMPANY, individually as a Bank ("BTCo") and as syndication agent for the other Banks (in such capacity together with any other Person who becomes the syndication agent, the "Syndication Agent"), BANK OF AMERICA, N.A., individually as a Bank ("BofA") and as documentation agent for the other Banks (in such capacity together with any other Person who becomes the documentation agent, the "Documentation Agent"; and together with the Administrative Agent and the Syndication Agent, the "Agents"), CREDIT LYONNAIS NEW YORK BRANCH, individually as a Bank and as Co-Agent, NATIONAL CITY BANK, individually as a Bank and as Co-Agent, and THE BANK OF NOVA SCOTIA, individually as a Bank and as Co-Agent (collectively, "Co-Agents").

         WHEREAS, the Company, Guarantors, Bank One and the Administrative Agent are parties to the Existing Credit Agreement (this and other terms used in these recitals without definition being used as defined in Section 1.1 which provides for a revolving credit facility pursuant to which Bank One and the Banks named therein committed to make loans of up to $280,000,000.00, including a letter of credit facility not to exceed $10,000,000.00, to the Company for general corporate purposes, including working capital, financing permitted acquisitions and the issuance of letters of credit.

         WHEREAS, the Company has requested the Banks to further amend and restate the Existing Credit Agreement to modify certain terms and conditions thereof, including, without limitation, to decrease the revolving credit facility to $270,000,000.00, to increase the letter of credit facility to $15,000,000, and to modify certain covenants, all as set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the Company, the Guarantors, the Agents and the Banks agree as follows:

                                   ARTICLE I
                  DEFINITIONS; ACCOUNTING TERMS; INTERPRETATION

         SECTION 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

         "Account" has the meaning stated in the Texas Uniform Commercial Code.


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         "Administrative Agent" has the meaning specified in the introduction to this Agreement.

         "Administrative Questionnaire" means the questionnaire attached hereto as Exhibit 1.1(a) to be completed by each Bank and returned to the Administrative Agent.

         "Advance" means an advance, pursuant to a Notice of Advance, comprised of a single Type of Loans from all the Banks (or resulting from a conversion or conversions on the same date having, in the case of Eurodollar Rate Advances, the same Interest Period (except as otherwise provided in this Agreement)), made by all of the Banks concurrently to the Company.

         "Advance Date" means, with respect to each Advance, the Business Day upon which the proceeds of such Advance are to be made available to the Company.

         "Affiliate" means any other Person directly or indirectly controlling (including all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person.

         "Agents" has the meaning specified in the introduction to this Agreement.

         "Agreement" has the meaning specified in the introduction to this Agreement.

         "Alternate Base Rate" means, for any date, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (b) the Prime Rate in effect on such day. For purposes hereof, the term "Prime Rate" means, as of a particular date, the prime rate of Bank One most recently announced by Bank One and in effect on such date, automatically fluctuating upward or downward, as the case may be, with and at the time of each change therein without notice to the Company or any other Person, which prime rate may not necessarily represent the lowest or best rate actually charged to a customer. "Federal Funds Effective Rate" means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If, for any reason, the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

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


         "Alternate Base Rate Advance" means any Advance bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

         "Applicable Lending Office" means, with respect to each Bank, such Bank's Domestic Lending Office in the case of an Alternate Base Rate Advance and such Bank's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

         "Application for Letter of Credit" means a letter of credit application in a form satisfactory to the Issuing Bank.

         "Asset Sale" means the sale, transfer or other disposition for value, whether voluntary or involuntary, by the Company or any of its Subsidiaries to any Person other than the Company or any of its wholly-owned Subsidiaries of (i) any of the stock of any of the Company's Subsidiaries, (ii) substantially all of the Assets of any division or line of business of the Company and its Subsidiaries, or (iii) any other Assets of the Company or any of its Subsidiaries (other than (a) inventory and surplus or obsolete assets sold in the ordinary course of business and (b) any such other Assets to the extent that the aggregate value of such Assets sold in any single transaction or related series of transactions is equal to $1,000,000 or less).

         "Assets" (whether or not capitalized) means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "Assignment and Acceptance" has the meaning specified in Section 12.10(c).

         "Bank" has the meaning provided in the introduction to this Agreement.

         "Bank One" means Bank One, NA, 910 Travis, 7th Floor, Houston, Texas 77002.

         "Bankruptcy Code" has the meaning specified in Section 10.1(e).

         "Board" means the Board of Governors of the Federal Reserve System of the United States (or any successor).

         "BofA" means Bank of America, N.A., 700 Louisiana, Houston, Texas
77002.

         "Borrowing Base" means as to the Company and its Guarantors on a consolidated basis at any time, an amount equal to the product of (a) eighty percent (80%), times (b) the Eligible Accounts Receivable plus or minus the Field Exam Adjustments, if any; provided that in the absence of a Borrowing Base Certificate, the Administrative Agent shall determine the Borrowing Base from time to time in its reasonable discretion, taking into account all information reasonably available to it, and the Borrowing Base from time to time so determined shall be the Borrowing Base for all purposes of this Agreement until a Borrowing Base Certificate is furnished to and accepted by the Administrative Agent.


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


         "Borrowing Base Certificate" means, as of any date, a certificate as to the Borrowing Base as of such date in the form of Exhibit 7.1(i).

         "BTCo" means Bankers Trust, One Bankers Trust Plaza, 130 Liberty Street, New York, New York 10006.

         "Business Day" means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of Texas) on which most banks are open for business in Houston, Texas.

         "Capitalized Lease Obligations" means all lease or rental obligations which, pursuant to GAAP, are capitalized for balance sheet purposes.

         "CERCLA" means the comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

         "Change of Control" means any of (i) the acquisition by any Person (other than the shareholders on the Effective Date), or two or more Persons acting in concert, after the Effective Date of beneficial ownership of 50% or more of the outstanding shares of voting stock of the Company, (ii) during any period of 24 consecutive months, beginning on the Effective Date, the ceasing of those individuals (the "Continuing Directors") who (a) were directors of the Company on the first day of each such period or (b) subsequently became directors of the Company and whose initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of the Company, to constitute a majority of the board of directors of the Company at any time during such period, (iii) all or substantially all of the assets of the Company and its Subsidiaries are sold in a single transaction or series of related transactions to any Persons or (iv) the Company merges or consolidates with or into any other Person except as permitted hereunder.

         "Code" means the Internal Revenue Code of 1986 and the regulations promulgated thereunder.

         "Collateral" means, collectively, all of the personal property (including capital stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

         "Collateral Account Agreement" means the Collateral Account Agreement executed and delivered by the Company and Administrative Agent on the Effective Date, substantially in the form of Exhibit 1.1(b) annexed hereto, as such Collateral Account Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

         "Collateral Documents" means the Collateral Account Agreement, the Company Pledge Agreement, the Company Security Agreement, the Subsidiary Pledge Agreements, the Subsidiary Security Agreements and all other instruments or documents delivered by the Company or any Guarantor pursuant to this Agreement or any of the other Loan Documents in order to grant to the Administrative Agent, on behalf of the Banks, a Lien on the Collateral as security for the Obligations.

         "Commitment" and "Commitments" means the obligation of each of the Banks to enter into and perform this Agreement, to make available the Loans and to issue or participate in the Letters of Credit to the Company in the amounts shown on the signature page of each Bank hereto (as same are reduced pro rata by reductions to the Total Commitment) and all other duties and obligations of the Banks hereunder.

         "Commitment Fee" has the meaning specified in Section 4.1(a).

         "Company" has the meaning specified in the introduction to this Agreement.

         "Company Pledge Agreement" means the Company Pledge Agreement executed and delivered by the Company on December 14, 1998, substantially in the form of
Exhibit 1.1(c) annexed hereto, as such Company Pledge Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

         "Company Security Agreement" means the Company Security Agreement executed and delivered by the Company on December 14, 1998, substantially in the form of Exhibit 1.1(d) annexed hereto, as such Company Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

         "Compliance Certificate" means a certificate substantially in the form of Exhibit 1.1(e) annexed hereto delivered to the Administrative Agent and the Banks by the Company pursuant to Section 7.1(d).

         "Consolidated Net Worth" means, at any date, an amount equal to the consolidated stockholders' equity of the Company and its subsidiaries determined in accordance with GAAP as of such date (including non-cash impairments to good will resulting from changes to financial accounting standards to be added to Consolidated Net Worth pursuant to Section 8.7).

         "Conversion" or "Convert" (in each case whether or not capitalized) means the changing of a Eurodollar Rate Advance to an Alternate Base Rate Advance or vice versa in accordance with the provisions hereof.

         "Credit Event" means the making of any Advance or the issuance or extension of any Letter of Credit.

         "Cumulative Consolidated Net Income" means, as of any date of determination, (x) the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, less
(y) any Restricted Subordinated Debt Payments (other than interest payments) in respect of any Subordinated Debt existing on the Effective Date made during the period (taking as one accounting period) commencing on the Effective Date and ending on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.1.

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


         "Current Assets" and "Current Liabilities" means, as to the Company and its Subsidiaries determined on a consolidated basis, at any time the aggregate current assets or current liabilities (other than the repayment of the Loans) of the Company, each as determined in accordance with GAAP.

         "Default" means the occurrence of any event which with or without the giving of notice or the passage of time or both could become an Event of Default.

         "Default Rate" means the lesser of (i) the Highest Lawful Rate and (ii) with respect to (a) Alternate Base Rate Advances, the rate per annum which would otherwise be applicable plus two percent (2.00%), and (b) Eurodollar Rate Advances, the rate per annum which would otherwise be applicable plus three percent (3.00%).

         "Designated Payment Date" means March 31, June 30, September 30 and December 31 of each year; provided, however, if a Designated Payment Date shall be a day which is not a Business Day, such Designated Payment Date shall be the next succeeding Business Day, and such extension of time shall be included in determining the amount to be paid on such date.

         "Documentation Agent" has the meaning specified in the introduction to this Agreement.

         "Domestic Lending Office" means, with respect to any Bank, the office of such Bank, designated from time to time as its "Domestic Lending Office" hereunder.

         "EBITDA" means, for any period, the consolidated pre-tax income for such period, plus the aggregate amount which was deducted for such period in determining such consolidated, pre-tax income in respect of Interest Expense (including amortization of debt discount, imputed interest and capitalized interest), depreciation and amortization, provided, the calculation of EBITDA for any period shall include non-cash impairments to good will resulting from changes to financing accounting standards to be added to EBITDA pursuant to
Section 8.7; and further provided, the calculations of EBITDA after the acquisition of assets or entities permitted under Section 8.5(d) shall include pro forma adjustments consistent with the regulations and practices of the United States Securities and Exchange Commission (whether or not applicable) to account for such acquired entity's historical EBITDA for the relevant period or similar adjustments in the case of an asset acquisition. For fiscal year 2000, (and only for fiscal year 2000) the actual amount of pre-tax restructuring charges incurred by the Company during fiscal year 2000 (but in no event in excess of $31,250,000.00 in the aggregate) may be added back in determining EBITDA, provided that such pre-tax restructuring charges may be added back to the extent, and only to the extent, that such pre-tax restructuring charges were deducted in calculating EBITDA.

         "Effective Date" means the date on or before March 31, 2001, on which all conditions to make an Advance set forth in Section 5.1 are first met or waived in accordance with Section 12.1 hereof.


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


         "Eighty Percent Banks" means Banks holding at least 80% of the Advances outstanding under the Loans, or, if no Advances are outstanding, Banks holding such percentage of the Total Commitment (notwithstanding any reduction or termination of the Total Commitment) or if there are no Advances or Commitments outstanding, Banks holding such percentage of outstanding Letters of Credit.

         "Eligible Accounts Receivable" means at any time an amount equal to the aggregate net invoice or ledger amount (net of any reserves) due on all trade Accounts of the Company and the Guarantors for goods sold or leased or services rendered upon which Borrower's and Guarantors' rights to receive payment are absolute and not contingent upon the fulfillment of any condition whatsoever; provided, however, that Eligible Accounts Receivable shall include any retainage due to the Company and the Guarantors with respect to jobs in progress.

         "Eligible Assignee" means (a) any Bank; (b) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000.00; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or any successor organization, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000.00; provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the Organization for Economic Cooperation and Development or any successor organization; (d) the central bank of any country which is a member of the Organization for Economic Cooperation and Development or any successor organization; and (e) any other bank or similar financial institution approved by the Administrative Agent, the Majority Banks and the Company, which consent of the Company shall not be unreasonably withheld.

         "Environmental Laws" means federal, state or local laws, rules or regulations, and any judicial or administrative interpretations thereof, including any judicial or administrative order, judgment, permit, approval, decision or determination pertaining to conservation or protection of the environment in effect at the time in question, including the Clean Air Act, CERCLA, the Federal Water Pollution Control Act, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendment and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, and comparable state and local laws, and other environmental conservation and protection laws.

         "ERISA" means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) which is either a member of the same "controlled group" or under "common control," within the meaning of Section 414 of the Code and the regulations thereunder, with the Company and (b) any Subsidiary of the Company.


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


         "Eurocurrency Liabilities" has the meaning specified in Regulation D as in effect from time to time.

         "Eurodollar Lending Office" means, with respect to each Bank. the branches or affiliates of such Bank designated as its "Eurodollar Lending Office" from time to time hereunder.

         "Eurodollar Rate" means, with respect to any Eurodollar Rate Advance, the rate (rounded to 1/16 of 1%) at which dollar deposits approximately equal in principal amount to the entire portion of such Advance and for a maturity equal to the applicable Interest Period are offered in immediately available funds to the Administrative Agent by prime banks in whatever Eurodollar interbank market may be selected by the Administrative Agent in its sole and absolute discretion at the time of determination and in accordance with the then usual practice in such market at approximately 10:00 a.m. (Houston, Texas time) two Business Days prior to the commencement of such Interest Period.

         "Eurodollar Rate Advance" means any Advance bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of Article II.

         "Events of Default" has the meaning specified in Section 10.1.

         "Existing Credit Agreement" means that certain Credit Agreement by and among the Company, Guarantors, Bank One, the Administrative Agent and certain of the Banks dated as of July 2, 1997, as such credit agreement was amended and restated by that certain First Amended and Restated Credit Agreement dated as of September 22, 1997 and by that certain Second Amended and Restated Credit Agreement dated as of April 14, 1998, as such credit agreement was further amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated as of June 30, 1998, and as such credit agreement was amended and restated by that certain Third Amended and Restated Credit Agreement dated as of December 14, 1998, as amended by that certain First Amendment dated as of January 14, 1999, that certain Second Amendment dated as of August 18, 1999, that certain Third Amendment dated as of August 11, 2000, and that certain Fourth Amendment dated as of November 13, 2000.

         "Federal Funds Effective Rate" has the meaning specified in the definition of the term "Alternate Base Rate."

         "Fees" has the meaning specified in Section 4.1.

         "Field Exam Adjustments" means any increases or decreases to the Borrowing Base as determined by (i) the Administrative Agent in the exercise of its reasonable discretion, with respect to decreases, and (ii) the Majority Banks in the exercise of their reasonable collective discretion, with respect to increases, based on the results of the field exam of the Company's working capital assets required under Section 7.2.

         "Financial Compliance" means that the Company has either (i) incurred Subordinated Debt (or other capital which is junior in right of payment to the

Obligations) since the Effective Date with the approval of the Administrative Agent and the Banks in a principal amount of not less than $25,000,000, with a maturity date of no less than five (5) years from its date of issuance and otherwise upon terms and conditions acceptable to the Administrative Agent and the Banks, or (ii) not permitted for at least two consecutive fiscal quarters, as of the last day of both of such fiscal quarters the ratio described in
Section 8.11 to exceed 2.50 to 1.00.

         "Financial Condition Certificate" means the certificate substantially in the form of Exhibit 1.1(f) annexed hereto, dated the Effective Date, delivered by the Company pursuant to Section 5.1(i).

         "Financials" has the meaning specified in Section 5.1(h).

         "First Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien has priority over any other Lien on such Collateral (other than Permitted Liens which as a matter of statutory law have priority over any other Lien irrespective of the prior perfection or filing of such other Lien) and (ii) such Lien is the only Lien (other than Permitted Liens and Liens otherwise permitted pursuant to Section 8.4) to which such Collateral is subject.

         "Funded Senior Debt" means all indebtedness for borrowed money evidenced by a written document and subject to required payments of interest and/or principal exclusive of Subordinated Debt.

         "GAAP" means generally accepted accounting principles as in effect from time to time as set forth in the opinions, statements and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board and such other Persons who shall be approved by a significant segment of the accounting profession and concurred in by the independent certified public accountants certifying any audited financial statements of the Company.

         "Guaranteed Obligations" has the meaning specified in Section 9.1.

         "Guarantors" has the meaning provided in the introduction to this Agreement.

         "Guaranty" means the obligations contained in Article IX hereof and in any document containing similar obligations executed by subsequent Guarantors.

         "Hazardous Materials" means (a) hazardous waste as defined in the Resource Conservation and Recovery Act of 1976, or in any applicable federal, state or local law or regulation, (b) hazardous substances, as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable federal, state or local law or regulation, (e) asbestos or asbestos containing materials, or (f) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable federal, state or local law or regulation, as each such act, statute or regulation may be amended from time to time.


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


         "Highest Lawful Rate" means, as to any Bank, the maximum nonusurious rate of interest that, under applicable law, may be contracted for, taken, reserved, charged or received by such Bank on the Loans or under the Loan Documents at any time or from time to time. If the maximum rate of interest which, under applicable law, any of the Banks are permitted to charge the Company on the Loans shall change after the date hereof, to the extent permitted by applicable law, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, as of the effective time of such change without notice to the Company or any other Person.

         "Indebtedness" means, without duplication, (a) all indebtedness for borrowed money (whether by loan or the issuance and sale of debt securities or letters of credit issued under this facility, banker's acceptances or quasi equity issues) or for the deferred purchase price of property or services, (b) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property, (c) all Capitalized Lease Obligations, (d) hedge or swap agreements and Interest Rate Agreements (at a mark to market valuation); and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect to indebtedness or obligations of another Person of the kinds referred to in clauses (a) through (d) above.

         "Information Systems and Equipment" means all computer hardware, firmware and software, as well as other information processing systems, or any equipment containing embedded microchips, whether directly or owned, licensed, leased, operated or otherwise controlled by the Company or any of its Subsidiaries, including through third-party service providers, and which, in whole or in part, are used, operated, relied upon, or integral to, the Company's or any of its Subsidiaries' conduct of their business.

         "Interest Expense" means, with respect to the Company and its Subsidiaries determined on a consolidated basis, for any period the total interest expense for such period determined in conformity with GAAP including any interest expense attributable to Capitalized Lease Obligations.

         "Interest Period" has the meaning specified in Section 2.11.

         "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates to which the Company and any Bank are parties.

         "Investment" means, as applied to any Person, any direct or indirect purchase or other acquisition by such Person of the assets, stock or other securities of any other Person, or any direct or indirect loan, advance or capital contribution by such Person to any other Person, and any other item which would be classified as an "investment" on a balance sheet of such Person in accordance with GAAP, including any direct or indirect contribution by such Person of property or assets to a joint venture, partnership or other business entity in which such Person retains an interest.

         "Issuing Bank" means, for each Letter of Credit, the Bank that agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in Section 3.2(c).

         "Letter of Credit" has the meaning specified in Section 3.1(a).

         "Letter of Credit Fee" means the following computed on the undrawn face amount of each Letter of Credit (i) a 1/8% per annum fronting fee payable to the Issuing Bank and (ii) a fee payable to the Issuing Bank for the ratable benefit of the Banks equal to the greater of (a) $500.00 or (b) a rate per annum determined in accordance with the grid set forth below as a function of the ratio of Total Funded Debt on the last day of the immediately preceding fiscal quarter to EBITDA for the consecutive four fiscal quarters ending on the last day of such fiscal quarter:

        TOTAL FUNDED DEBT/EBITDA RATIO        LETTER OF CREDIT FEE
        ------------------------------        --------------------
                     -4.00                           3.500%
                -3.50 but <4.00                      3.250%
                -3.00 but <3.50                      3.000%
                -2.50 but <3.00                      2.750%
                     <2.50                           2.500%


         Any Letter of Credit Fees expressed as a rate per annum shall be calculated on the basis of a 365 day-year.

         "Letter of Credit Obligations" means at any time the sum of (a) the aggregate then undrawn and unexpired amount of outstanding Letters of Credit and
(b) the aggregate amount of drawings under Letters of Credit not reimbursed pursuant to Section 3.3(c).

         "Letter of Credit Request" has the meaning specified in Section 3.2(a).

         "Lien" means, when used with respect to any Person, any mortgage, lien, charge, pledge, security interest, attachment or encumbrance of any kind (whether voluntary or involuntary and whether imposed or created by operation of law or otherwise) upon, or pledge of, any of its property or assets, whether now owned or hereafter acquired, or any lease intended as security, any capital lease in the nature of the foregoing, any conditional sale agreement or other title retention agreement, in each case, for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.

         "Loan" and "Loans" has the meaning assigned thereto in Section 2.1.

         "Loan Documents" means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by the Company in favor of an Issuing Bank relating to, the Letters of Credit), the Guaranty, the Collateral Documents, the Notice of Advance, and the corporate resolutions authorizing the Loan Documents.

         "Majority Banks" means Banks holding at least 66.67% of the Advances outstanding under the Loans, or, if no Advances are outstanding, Banks holding such percentage of the Total Commitment (notwithstanding any reduction or termination of the Total Commitment) or if there are no Advances or Commitments outstanding, Banks holding such percentage of outstanding Letters of Credit.

         "Margin" means with respect to any Advance, the percentage determined in accordance with the following table as a function of the ratio of Total Funded Debt on the last day of the immediately preceding fiscal quarter to EBITDA for the consecutive four fiscal quarters ending on the last day of such fiscal quarter:

   TOTAL FUNDED DEBT/ EBITDA     EURODOLLAR RATE ADVANCE      ALTERNATE BASE RATE ADVANCE
             RATIO
   -------------------------     -----------------------      ---------------------------
             -4.00                       3.500%                          2.000%
        -3.50 but <4.00                  3.250%                          1.750%
        -3.00 but <3.50                  3.000%                          1.500%
        -2.50 but <3.00                  2.750%                          1.250%
             <2.50                       2.500%                          1.000%

         "Margin Period" means a period commencing on the date on which the quarterly or annual financial statements of the Company are required to be delivered pursuant to Section 7.1(a) or Section 7.1(b) as the case may be (or have been delivered pursuant to such Sections in the Existing Credit Agreement), and ending on the next date a financial statement is required to be so delivered.

         "Material Adverse Effect" means, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), (a) a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (b) the impairment of the ability of the Company and the Guarantors to perform, or of any Agent or any Bank to enforce, the Obligations or the liens granted under the Collateral Documents.

         "Material Subsidiary" means a Subsidiary of the Company that has annual revenues or Assets with a book value of $5,000,000 or more for the most recently ended fiscal year.

         "Maturity Date" means January 1, 2003.

         "Maximum Guaranteed Amount" means for each Guarantor the maximum amount which any Guarantor could pay under the Guaranty without having such payment set aside as a fraudulent transfer or conveyance or similar action under the Bankruptcy Code or any applicable state or foreign law.

         "Multiemployer Plan" means any plan which is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA).

         "Net Asset Sale Proceeds" means, with respect to any Asset Sale, cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale.

         "Net Cash Proceeds" means, with respect to the sale of any of the Company's vehicles, the proceeds thereof in the form of cash (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received) of such sale, net of amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder (other than any Lien pursuant to a Loan Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof.

         "Note" and "Notes" have the meaning specified in Section 2.2.

         "Notice of Advance" has the meaning provided in Section 2.3(a).

         "Notice of Conversion" has the meaning provided in Section 2.5.

         "Notice of Default" has the meaning specified in Section 10.2.

         "Obligations" means all the obligations of every nature of the Company and each Guarantor owed to Agents, Banks or any of them now or hereafter existing under the Loan Documents, whether for principal, interest, Fees, expenses, indemnification or otherwise.

         "Other Activities" has the meaning specified in Section 11.3.

                  "Other Financings" has the meaning specified in Section 11.3.

                  "Other Hedging Agreement" shall mean any foreign exchange contract, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values to which the Company is a party.

                  "Payment Office" means the office of the Administrative Agent located at 910 Travis, Houston, Texas 77002, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

                  "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

                  "Permitted Investments" means, as to any Person:

                           (a) securities issued or directly and fully
                  guaranteed or insured by the United States or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition thereof,

                           (b) time deposits and certificates of deposit with
                  maturities of not more than twelve months from the date of acquisition by such Person which deposits or certificates are either: (a) fully insured by the Federal Deposit Insurance Corporation or (b) in any Bank or other commercial bank incorporated in the United States or any U.S. branch of any other commercial bank, in each case having capital, surplus and undivided profits aggregating $100,000,000.00 or more with a long-term unsecured debt rating of at least A- from Standard & Poor's Ratings Group or A3 from Moody's Investors Service,

                           (c) commercial paper issued by any Person
                  incorporated in the United States rated at least A2 or the equivalent thereof by Standard & Poor's Ratings Group or at least P2 or the equivalent thereof by Moody's Investors Service and, in each case, maturing not more than 270 days after the date of issuance,

                           (d) investments in money market mutual funds having
                  assets in excess of $2,000,000,000.00 substantially all of whose assets are comprised of securities of the types described in clauses (a) through (c) above, and

                           (e) repurchase or reverse purchase agreements
                  respecting obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank listed in or meeting the qualifications specified in clause (b) above.

                  "Permitted Liens" shall mean: (a) Liens for taxes, assessments, levies or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP; (b) Liens in connection with worker's compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP; (c) operator's, vendors', carriers', warehousemen's, repairmen's, mechanics', workers', materialmen's or other like Liens arising by operation of law in the ordinary course of business (or deposits to obtain the release of any such Lien) and securing amounts not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP; (d) deposits to secure insurance in the ordinary course of business; (e) deposits to secure the performance of bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of goods or services), leases, licenses, franchises, trade contracts, statutory obligations, surety and appeal bonds and performance bonds and other obligations of a like nature incurred in the ordinary course of business; (f) easements, rights of way, covenants, restrictions, reservations, exceptions, encroachments, zoning and similar restrictions and other similar encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of goods or services) or title defects, in each case incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case singly or in the aggregate materially detract from the value or usefulness of the Property subject thereto for the business conducted by the Company and its Subsidiaries or materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries;
         (g) bankers' liens arising by operation of law; and (h) inchoate Liens arising under ERISA to secure contingent liabilities of the Company and its Subsidiaries.

                  "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a foreign or domestic state or political subdivision thereof or any agency of such state or subdivision.

                  "Plan" means any employee pension benefit plan (as defined in Section 3(2) of ERISA), subject to Title IV of ERISA or Section 412 of the Code, other than a Multiemployer Plan, with respect to which the Company or an ERISA Affiliate contributes or has an obligation or liability to contribute, including any such plan that may have been terminated.

                  "Pledged Collateral" means, collectively, the "Pledged Collateral" as defined in the Company Pledge Agreement and the Subsidiary Pledge Agreements.

                  "Prescribed Forms" shall mean such duly executed form(s) or statement(s), and in such number of copies, which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of the Code or an income tax treaty between the United States and the country of residence of the Bank providing the form(s) or statement(s), permit each of the Company and the Administrative Agent to make payments hereunder for the account of such Bank free of deduction or withholding of income and other taxes, or with deduction or withholding of income or other taxes at a reduced rate under an applicable tax treaty.

                  "Prime Rate" has the meaning set forth in the definition of Alternate Base Rate.

                  "Property" (whether or not capitalized) means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                  "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles).

                  "Reportable Event" means an event described in Section 4043(b) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PBGC.

                  "Requirements of Environmental Laws" means, as to any Person, the requirements of any applicable Environmental Law relating to or affecting such Person or the condition or operation of such Person's business or its properties, both real and personal.

                  "Required Subordinated Debt Holders" means the holders of Subordinated Debt, the 2001 Subordinated Debt Principal for which totals at least ninety percent (90%) of all 2001 Subordinated Debt Principal.

                  "Reserve Percentage" means, for any Interest Period and for any Bank, the reserve percentage applicable during such Interest Period under regulations issued from time to time by the Board (or if more than one such percentage is so applicable, the daily average for such percentages for those days in such Interest Period during which any such percentage shall be so applicable) for determining the actual reserve requirement (including any marginal, supplemental or emergency reserves) for such Bank in respect of liabilities or assets consisting of or including Eurocurrency Liabilities.

                  "Responsible Officer" means, with respect to the Company, the chairman of the board of directors, president, any vice president, chief executive officer, chief operating officer, treasurer or chief financial officer of the Company.

                  "Restricted Subordinated Debt Payments" means any payment or prepayment of principal of, premium or penalty, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment (i) with respect to, any Subordinated Debt comprised in part of 2001 Subordinated Debt Principal which has not been restructured as referenced in Section 5.1(l); (ii) in excess of $4,700,000 with respect to Subordinated Debt which has been restructured as referenced in Section 5.1(l), which prior to such restructuring had principal payments due in the calendar quarters ending December 31, 2000 or March 31, 2001; (iii) in excess of $4,700,000 with respect to Subordinated Debt which has been restructured as referenced in Section 5.1(l), which prior to such restructuring had principal payments due during the last three calendar quarters of 2001; (iv) any such payment, other than regularly scheduled payments of interest on any Subordinated Debt, on which the first regularly scheduled payment of principal is not due until after the calendar year 2001; and (v) with respect to any Subordinated Debt when there is in existence a Default or an Event of Default.

                  "Sale and Leaseback Transaction" means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

                  "Solvent" means, with respect to any Person, that as of the date of determination both (a) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (b) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                  "Subsidiary" means and includes, with respect to any Person,
         (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly and (b) any partnership, association, joint venture or other entity in which such Person, directly or indirectly, has greater than 50% of the equity interest. Unless otherwise provided or the context otherwise requires, the term "Subsidiary" or "Subsidiaries" shall mean a Subsidiary or Subsidiaries of the Company.

                  "Subsidiary Pledge Agreement" means each Subsidiary Pledge Agreement executed and delivered by an existing Guarantor on the Effective Date or executed and delivered by any additional Guarantor from time to time thereafter in accordance with Section 7.8, in each case substantially in the form of Exhibit 1.1(h) annexed hereto, as such Subsidiary Pledge Agreement may be amended, supplemented or otherwise modified from time to time, and "Subsidiary Pledge Agreements" means all such Subsidiary Security Agreements.

                  "Subsidiary Security Agreement" means each Subsidiary Security Agreement executed and delivered by an existing Guarantor on the Effective Date or executed and delivered by any additional Guarantor from time to time thereafter in accordance with Section 7.8, in each case substantially in the form of Exhibit 1.1(i) annexed hereto, as such Subsidiary Security Agreement may be amended, supplemented or otherwise modified from time to time, and "Subsidiary Security Agreements" means all such Subsidiary Security Agreements.

                  "Subordinated Debt" means any Indebtedness of the Company or any subsidiary of the Company which is expressly and validly subordinated to the obligations of the Company hereunder and under the Notes and other Loan Documents pursuant to terms and conditions substantially in the form of the attached Exhibit 1.1(j).

                  "Syndication Agent" has the meaning specified in the introduction to this Agreement.

                  "Total Commitment" means the sum of the Commitments for each Bank totaling a maximum of $270,000,000.00 for all Banks at all times prior to December 31, 2001, (ii) $250,000,000.00 for all Banks from December 31, 2001 until June 29, 2002, and (iii) $240,000,000.00 for all Banks at all times on and after June 30, 2002.

                  "Total Funded Debt" means Funded Senior Debt plus Subordinated Debt.

                  "2001 Subordinated Debt Principal" means the aggregate amount of all regularly scheduled principal payments due and payable on Subordinated Debt from October 1, 2000 to December 31, 2001.

                  "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

                  "Unutilized Commitment" means the Total Commitment less Letter of Credit Obligations less the outstanding Advances under the Loan, as same may be reduced pursuant to Section 2.16.

         SECTION 1.2 Types of Advances. Advances hereunder are distinguished by "Type." The Type of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or an Alternate Base Rate Advance.

         SECTION 1.3 Accounting Terms. All accounting terms not defined herein shall be construed in accordance with GAAP, as applicable, and all calculations required to be made hereunder and all financial information required to be provided hereunder shall be done or prepared in accordance with GAAP.

         SECTION 1.4 Schedules. Schedules hereto may be updated by the Company from time to time to reflect transactions and other matters not prohibited by the Loan Documents.

                                   ARTICLE II
                                    THE LOANS

         SECTION 2.1 The Loans. Subject to the terms and conditions hereof, each Bank severally agrees at any time and from time to time on and after the Effective Date and prior to the Maturity Date, to make and maintain a loan or loans (together with any Advances under a Letter of Credit described in Article III, a "Loan" and collectively, the "Loans") to the Company not to exceed at any time outstanding the maximum amount of its Commitment, which Loans (i) shall, at the option of the Company, be made and maintained pursuant to one or more Advances comprised of Alternate Base Rate Advances or Eurodollar Rate Advances; provided that, except as otherwise specifically provided herein, all Advances made simultaneously under the Loan shall be of the same Type, (ii) in the case of Eurodollar Rate Advances, shall be made in the minimum amount of $1,000,000.00 and integral multiples of $100,000.00 and, in the case of Alternate Base Rate Advances, in the minimum amount of $100,000.00 and integral multiples thereof, or, in either case, in the remaining balance of the lesser of (w) the Total Commitment, and (x) the Borrowing Base, (iii) may be repaid and, so long as no Default or Event of Default exists hereunder, reborrowed, at the option of the Company in accordance with the provisions hereof, and (iv) shall not, in the aggregate at any time outstanding and together with all Letter of Credit Obligations, exceed the lesser of (y) the Total Commitment, and (z) the Borrowing Base.

         SECTION 2.2 The Notes. The Loans shall be evidenced by a Note in favor of each Bank (individually a "Note" and collectively, the "Notes"), substantially in the form of Exhibit 2.2(a).

         SECTION 2.3 Notice of Advance.

                  (a) Whenever the Company desires an Advance, it shall give written notice thereof (a "Notice of Advance") (or telephonic notice promptly confirmed in writing) to the Administrative Agent (i) in the case of an Alternate Base Rate Advance, not later than 11:00 a.m. (Houston, Texas time) on the date of such Advance and (ii) in the case of a Eurodollar Rate Advance, not later than noon (Houston, Texas time) three Business Days prior to the date of such Advance. Each Notice of Advance shall be irrevocable and shall be in the form of Exhibit 2.3 hereto, specifying (i) the aggregate principal amount of the Advance to be made, (ii) the date of such Advance (which shall be a Business Day),
         (iii) whether it is to be an Alternate Base Rate Advance or a Eurodollar Rate Advance and (iv) if the proposed Advance is to be a Eurodollar Rate Advance, the initial Interest Period to be applicable thereto.

                  (b) The Administrative Agent shall promptly give the Banks written notice or telephonic notice (promptly confirmed in writing) of each proposed Advance, of each Bank's proportionate share thereof and of the other matters covered by each Notice of Advance.

         SECTION 2.4 Disbursement of Funds for Loans.

                  (a) No later than 1:00 p.m. (Houston, Texas time) on any Advance Date for Loans, each Bank shall make available its pro rata portion of the amount of such Advance in U.S. dollars and in immediately available funds at the Payment Office. At such time, the Administrative Agent shall credit the amounts so received to the general deposit account of the Company maintained with the Administrative Agent in immediately available funds or as otherwise directed by the Company.

                  (b) Unless the Administrative Agent shall have been notified by any Bank prior to disbursement of the Advance by the Administrative Agent that such Bank does not intend to make available to the Administrative Agent such Bank's portion of the

         Advance to be made on such date, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on such Advance Date and the Administrative Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Bank and the Administrative Agent has made available same to the Company, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Company, and the Company shall pay such corresponding amount to the Administrative Agent within two (2) Business Days after demand therefor. The Administrative Agent shall also be entitled to recover from such Bank or the Company, as the case may be, interest on such corresponding amount from the date such corresponding amount was made available by the Administrative Agent to the Company to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) as to the Company, the Alternate Base Rate or the Eurodollar Rate plus the applicable Margin, as appropriate or
         (ii) as to any Bank, the Federal Funds Effective Rate on the date of such Advance for a period of three (3) days and thereafter at the Alternate Base Rate or the Eurodollar Rate plus the applicable Margin, as appropriate. Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its Commitments hereunder or to prejudice any rights which the Company may have against any Bank as a result of any default by such Bank hereunder.

         SECTION 2.5 Conversions and Continuances. The Company shall have the option to convert or continue on any Business Day all or a portion of the outstanding principal amount of one Type of Advance for any Loan into another Type of Advance; provided, no Advances may be converted into or continued as Eurodollar Rate Advances if a Default or Event of Default is in existence on the date of the conversion or continuation. Any continuation of an Advance as the same Type of Advance in the same amount shall be effected by the Company giving notice to the Administrative Agent, in writing, or by telephone promptly confirmed in writing, of its intention to continue such Advance as an Advance of the same Type. Each such conversion shall be effected by the Company giving the Administrative Agent written notice (each a "Notice of Conversion"), substantially in the form of Exhibit 2.5 hereto, prior to noon (Houston, Texas time) at least (a) three (3) Business Days prior to the date of such conversion in the case of conversion into or continuance as Eurodollar Rate Advances and
(b) prior to 11:00 a.m. (Houston, Texas time) one Business Day prior to the date of conversion in the case of a conversion into Alternate Base Rate Advances, specifying each Advance (or portions thereof) to be so converted and, if to be converted into or continued as Eurodollar Rate Advances, the Interest Period to be initially applicable thereto. The Administrative Agent shall thereafter promptly notify each Bank of such Notice of Conversion.

         SECTION 2.6 Voluntary Prepayments. The Company shall have the right to voluntarily prepay any Loan in whole or in part at any time on the following terms and conditions: (a) no Eurodollar Rate Advance may be prepaid prior to the last day of its Interest Period unless, simultaneously therewith, the Company pays to the Administrative Agent for the benefit of the Banks, all sums necessary to compensate the Banks for all costs and expenses resulting from such prepayment, as reasonably determined by the Banks, including but not limited to those costs described in Section 2.10(f), Section 2.14 and Section 2.15 hereof; and (b) each prepayment pursuant to this section shall be applied first, to the payment of accrued and unpaid interest, and then, to the outstanding principal of such Advances.

         SECTION 2.7 Mandatory Repayments. The Loans shall be repaid and/or the Commitments shall be permanently reduced, in the amounts and under the circumstances set forth below, all such repayments and/or reductions to be applied as set forth below:

                  (a) Net Asset Sale Proceeds. No later than (i) the first Business Day following the date of receipt by the Company or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale (other than from a Sale and Leaseback Transaction permitted by Section 8.3(n)) in excess of $5,000,000 for any single transaction or related series of transactions the Company shall repay the Loans and the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to such Net Asset Sale Proceeds and (ii) the first Business Day following the 360th day after receipt by the Company or any Subsidiary of any Net Asset Sale Proceeds in respect of any Asset Sale of $5,000,000 or less for any single transaction or related series of transactions the Company shall repay the Loans and the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to the amount of such Net Asset Sale Proceeds that were not reinvested in the business of the Company or any of its Subsidiaries on or before such date;

                  (b) Loans and Letter of Credit Obligations in Excess of Total Commitment. The Company shall repay Loans on any day on which the aggregate outstanding principal amount of the Loans together with the outstanding Letter of Credit Obligations exceeds the lesser of (i) the Total Commitment, and (ii) the Borrowing Base, in the amount of such excess;

                  (c) Repayment Upon Maturity. The aggregate amount under the Notes (and all accrued, unpaid interest) shall be due and payable, and the Commitments shall terminate on the Maturity Date; and

                  (d) Sale and Leaseback Transaction Proceeds. The Company shall apply all net proceeds generated from the Sale and Leaseback Transaction permitted by Section 8.3(n) to permanently repay the Loans and irrevocably reduce the Commitments.

         SECTION 2.8 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement due from the Company shall be made to the Administrative Agent for the benefit of the Banks not later than 11:00 a.m. (Houston, Texas time) on the date when due and shall be made in lawful money of the United States in immediately available funds at the Payment Office.

         SECTION 2.9 Pro Rata Advances. All Advances under this Agreement shall be incurred from the Banks pro rata, on the basis of their respective Commitments. It is understood that no Bank shall be responsible for any default by any other Bank in its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Bank to fulfill its commitments hereunder.

         SECTION 2.10 Interest.

                  (a) Subject to Section 12.8, the Company agrees to pay interest on the total outstanding principal balance of all Alternate Base Rate Advances from the date of each respective Advance to maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be equal to the lesser of (i) the Highest Lawful Rate and
         (ii) the Alternate Base Rate in effect from time to time plus the Margin for Alternate Base Rate Advances, which Margin shall be adjusted on the first day of each Margin Period. If the Alternate Base Rate is based on the Prime Rate, interest shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be. If the Alternate Base Rate is based on the Federal Funds Effective Rate, interest shall be computed on the basis of the actual number of days elapsed over a year of 360 days.

                  (b) Subject to Section 12.8, the Company agrees to pay interest on the total outstanding principal balance of all Eurodollar Rate Advances from the date of each respective Advance to maturity (whether by acceleration or otherwise) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) which shall, during each Interest Period applicable thereto, be equal to the lesser of (i) the Highest Lawful Rate and (ii) the applicable Eurodollar Rate for such Interest Period plus the Margin for Eurodollar Rate Advances. The applicable Eurodollar Rate shall be fixed for each Interest Period and shall not change during said Interest Period, but the applicable Margin, which is added to said Eurodollar Rate to determine the total interest payable to the Banks, shall be adjusted, if applicable under the definition of "Margin," effective on the first day of each Margin Period, whether or not said adjustment occurs at a time other than the beginning of an Interest Period.

                  (c) Subject to Section 12.8, overdue principal and, to the extent permitted by law, overdue interest in respect of any Advance and all other overdue amounts owing hereunder shall bear interest for each day that such amounts are overdue at a rate per annum equal to the Default Rate.

                  (d) Interest on each Advance shall accrue from and including the date of such Advance to but excluding the date of any repayment thereof and shall be payable (i) in respect of Eurodollar Rate Advances
         (A) on the last day of the Interest Period (as defined below) applicable thereto and, in the case of any Interest Period in excess of three (3) months, the date that is three months after the commencement of such Interest Period, and (B) on the date of any voluntary or mandatory repayment or any conversion or continuance, (ii) in respect of Alternate Base Rate Advances (A) on each Designated Payment Date, and (B) on the date of any voluntary or mandatory repayment of such Advances on the principal amount repaid and (iii) in respect of each Advance, at maturity (whether by acceleration or otherwise) and, after maturity, on demand.

                  (e) The Administrative Agent, upon determining the Eurodollar Rate for any Interest Period shall notify the Company thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto. In addition, prior to the due date for the payment of interest on any Advances set forth in the immediately preceding paragraph, the Administrative Agent shall notify the Company of the amount of interest due by the Company on all outstanding Advances on the applicable due date, but any failure of the Administrative Agent to so notify the Company shall not reduce the Company's liability for the amount owed.

                  (f) The Company shall pay to the Administrative Agent for the account of each Bank, so long as such Bank shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of such Bank's share of each Eurodollar Rate Advance, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times during the Interest Period for such Advance to the lesser of (i) the Highest Lawful Rate and (ii) the remainder obtained by subtracting (A) the Eurodollar Rate for such Interest Period from (B) the rate obtained by dividing such Eurodollar Rate referred to in clause (A) above by that percentage equal to 100% minus the Reserve Percentage of such Bank for such Interest Period. Such additional interest shall be determined by such Bank as incurred and shall be payable upon demand therefor by the Bank to the Company. Each determination by such Bank of additional interest due under this Section shall be conclusive and binding for all purposes in the absence of manifest error.

         SECTION 2.11 Interest Periods.

                  (a) At the time the Company gives any Notice of Advance or Notice of Conversion or provides notice of its intent to continue a loan as the same Type in respect of the making of, or conversion into, a Eurodollar Rate Advance, the Company shall have the right to elect, by giving the Administrative Agent on the dates and at the times specified in Section 2.3 or Section 2.5, as the case may be, notice of the interest period (each an "Interest Period") applicable to such Eurodollar Rate Advance, which Interest Period shall be either a one, two, three or six month period; provided that:

                           (i) the initial Interest Period for any Eurodollar
                  Rate Advance shall commence on the date of such Eurodollar Rate Advance (including the date of any conversion thereto or continuance thereof pursuant to Section 2.5); each Interest Period occurring thereafter in respect of such Eurodollar Rate Advance shall commence on the expiration date of the immediately preceding Interest Period;

                           (ii) if any Interest Period relating to a Eurodollar
                  Rate Advance begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

                           (iii) if any Interest Period would otherwise expire
                  on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if there are no more Business Days in that month, the Interest Period shall expire on the preceding Business Day;

                           (iv) no Interest Period for Advances shall extend
                  beyond the applicable Maturity Date; and

                           (v) the Company shall be entitled to have a maximum
                  of ten (10) separate Eurodollar Rate Advances hereunder for all Loans outstanding at any one time.

                  (b) If, upon the expiration of any Interest Period applicable to a Eurodollar Rate Advance, the Company has failed to elect a new Interest Period to be applicable to such Advance as provided above, the Company shall be deemed to have elected to convert such Advance into an Alternate Base Rate Advance effective as of the expiration date of such current Interest Period.

         SECTION 2.12 Interest Rate Not Ascertainable. In the event that the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) that on any date for determining the Eurodollar Rate for any Interest Period, by reason of any changes arising after the date of this Agreement affecting the Eurodollar interbank market or the Administrative Agent's position in such market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate, then, and in any such event, the Administrative Agent shall forthwith give notice to the Company and to the Banks of such determination. Until the circumstances giving rise to the suspension described herein no longer exist, the obligations of the Banks to make Eurodollar Rate Advances shall be suspended.

         SECTION 2.13 Change in Legality.

                  (a) Notwithstanding anything to the contrary herein contained, if any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Bank or its Eurodollar Lending Office to make or maintain any Eurodollar Rate Advance or to give effect to its obligations as contemplated hereby, then, by prompt written notice to the Company, such Bank may:

                           (i) declare that Eurodollar Rate Advances will not
                  thereafter be made by such Bank hereunder, whereupon the Company shall be prohibited from requesting Eurodollar Rate Advances from such Bank hereunder unless such declaration is subsequently withdrawn, provided, such request for a Eurodollar Rate Advance shall, if the Company so indicates, be automatically converted (as to such Bank) into a request for an Alternate Base Rate Advance and the affected Bank or Banks shall respond thereto as provided herein; and

                           (ii) require that all outstanding Eurodollar Rate
                  Advances made by such Bank be converted to Alternate Base Rate Advances, in which event (A) all such Eurodollar Rate Advances shall be automatically converted to Alternate Base Rate Advances as of the effective date of such notice as provided in paragraph (b) below if required by applicable law or regulation, or if not so required, at the end of the current Interest Period and (B) all payments and prepayments of principal which would otherwise have been applied to repay the converted Eurodollar Rate Advances shall instead be applied to repay the Alternate Base Rate Advances resulting from the conversion of such Eurodollar Rate Advances.

                  (b) For purposes of this Section, a notice to the Company by the Administrative Agent pursuant to paragraph (a) above shall be effective on the date of receipt thereof by the Company.

         SECTION 2.14 Increased Costs, Taxes or Capital Adequacy Requirements.

                  (a) If any change in the application or effectiveness of any applicable law or regulation or compliance by any Bank with any applicable guideline or request issued after the date hereof from any central bank or governmental authority having jurisdiction over such Bank (whether or not having the force of law) (i) shall change the basis of taxation of payments to such Bank of the principal of or interest on any Eurodollar Rate Advance made by such Bank or any other fees or amounts payable hereunder with respect to Eurodollar Rate Advances (other than taxes imposed on the overall net income of such Bank or its Applicable Lending Office or franchise taxes imposed upon it by the jurisdiction in which such Bank or its Applicable Lending Office has an office), (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement with respect to Eurodollar Rate Advances against assets of, deposits with or for the account of, or credit extended by, such Bank (without duplication of any amounts paid pursuant to Section 2.10(f) or (iii) shall impose on such Bank any other condition affecting this Agreement with respect to Eurodollar Rate Advances or any Eurodollar Rate Advance made by such Bank, and the result of any of the foregoing shall be to increase the cost to such Bank of maintaining its Commitment or of making or maintaining any Eurodollar Rate Advance or to reduce the amount of any sum received or receivable by such Bank hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed in good faith by such Bank to be material, then the Company shall pay to such Bank such additional amount as will compensate it for such increase or reduction within ten (10) days after notice thereof pursuant to Section 2.14(c).

                  (b) If any Bank shall have determined in good faith that any change in any law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof or compliance with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency has or would have the effect of reducing the rate of return on the capital of such Bank as a consequence of, or with reference to, such Bank's obligations hereunder to a level below that which it could have achieved but for such adoption, change or compliance by an amount deemed by such Bank to be material, then, from time to time, the Company shall pay to the Administrative Agent for the benefit of such Bank such additional amount as will reasonably compensate it for such reduction within ten
         (10) days after notice thereof pursuant to Section 2.14(c).

                  (c) Each Bank will notify the Company through the Administrative Agent of any event occurring after the date of this Agreement which will entitle it to compensation pursuant to this Section, as promptly as practicable after it becomes aware thereof and determines to request compensation and in any case, within 120 days after becoming aware thereof. A certificate setting forth in reasonable detail the amount necessary to compensate the Bank in question as specified in paragraph (a) or (b) above, as the case may be, and the calculation of such amount shall be delivered to the Company and shall be conclusive absent manifest error. The failure on the part of any Bank to demand increased compensation with respect to any Interest Period shall not constitute a waiver of the right to demand compensation thereafter within the 120 day time limit set forth above. Each Bank agrees, to the extent it may lawfully do so without incurring additional costs, to use its best efforts to minimize costs arising under this section by designating another lending office for the Loans affected, provided no Bank shall be required to do so.

                  (d) In the event any Bank gives a notice to the Company pursuant to Section 2.13 or Section 2.14 that it cannot fund certain Loans or that such funding will be at an increased cost, or is unable to deliver the Prescribed Forms as required by Section 2.17 below, the Company may give notice in response, with copies to the Administrative Agent, that it wishes to seek one or more banks to replace such Bank in accordance with the provisions set forth in Section 12.10. Each Bank giving such a notice agrees that, at the request of the Company, it will assign all of its interests hereunder and under the Notes and the Commitment to a designated, Eligible Assignee for the full amount then owing to it, all in accordance with Section 12.10. Thereafter, said assignee shall have all of the rights hereunder and obligations of the Assigning Bank (except as otherwise expressly set forth herein) and such Bank shall have no further obligations to the Company hereunder.

                  (e) Any notice given pursuant to this Section 2.14 shall be deemed to contain a representation by the Bank issuing such notice that the increased costs and charges are common to substantially all of the loan customers of such Bank and are not unique to the Company.

         SECTION 2.15 Eurodollar Advance Prepayment and Default Penalties. Subject to Section 12.8, the Company shall indemnify each Bank against any loss or expense (excluding loss of anticipated profits) which it may sustain or incur as a consequence of (a) an Advance of, or a conversion from or into, Eurodollar Rate Advances that does not occur on the date specified therefor in a Notice of Advance or Notice of Conversion or (b) any payment, prepayment or conversion of a Eurodollar Rate Advance required by any other provision of this Agreement or otherwise made on a date other than the last day of the applicable Interest Period. Such loss or expense shall include an amount equal to the excess determined by each Bank of (i) its cost of obtaining the funds for the Advance being paid, prepaid or converted or not borrowed (based on the Eurodollar Rate) for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the Interest Period for such Advance (or, in the case of a failure to borrow, the Interest Period for the Advance which would have commenced on the date of such failure to borrow) over (ii) the amount of interest (as determined by each Bank) that would be realized in reemploying the funds so paid, prepaid or converted or not borrowed for such period or Interest Period, as the case may be. The Administrative Agent, on behalf of the Banks, will notify the Company of any loss or expense which will entitle the Banks to compensation pursuant to this Section, as promptly as possible after it becomes aware thereof, but failure to so notify shall not affect the Company's liability therefor. A certificate of any Bank setting forth any amount which it is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error if such determination is made on a reasonable basis. The Company shall pay to the Administrative Agent for the account of the Banks the amount shown as due on any certificate within ten (10) days after its receipt of the same. Without prejudice to the survival of any other obligations of the Company hereunder, the obligations of the Company under this Section shall survive the termination of this Agreement and, with respect to the assigning Bank, the assignment of any of the Notes, in each case for one hundred and twenty (120) days.

         SECTION 2.16 Voluntary Reduction of Commitment. Upon at least three (3) Business Days' prior written notice, the Company shall have the right, without premium or penalty, to reduce or terminate the Commitments, in whole or in part, in the amount of $5,000,000.00 or integral multiples thereof.

         SECTION 2.17 Tax Forms. With respect to any Bank which is organized under the laws of a jurisdiction outside the United States, on the date of the initial Advance hereunder or on the date it becomes a party hereto, and from time to time thereafter if requested by the Company or the Administrative Agent, each such Bank shall provide the Administrative Agent and the Company with the Prescribed Forms. Unless the Company and the Administrative Agent have received such Prescribed Forms, the Administrative Agent and the Company if required by applicable law or regulation, may withhold taxes from payments under the Loan Documents at the applicable rate in the case of payments to or for any Bank organized under the laws of a jurisdiction outside the United States; provided the Company shall, unless otherwise directed in writing by the Administrative Agent or unless otherwise required by law, make all payments in full to the Administrative Agent without deducting any withholding or similar taxes. If the Company is required by law to deduct or withhold any taxes from any Payment, the Company shall: (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate taxing authority not later than the date when due (irrespective of the rate of such deduction or withholding); (c) deliver to the relevant Administrative Agent or Bank, as the case may be, promptly and in any event within 30 days after the date on which such taxes become due, original tax receipts and other evidence satisfactory to such Administrative Agent or Bank, as the case may be, of the payment when due of the full amount of such taxes; and (d) pay to the respective Administrative Agent or Bank, forthwith upon any request by such Administrative Agent or Bank, therefor from time to time, such additional amounts as may be necessary so that such Administrative Agent or Bank, as the case may be, receives, free and clear of all taxes, the full amount of such Payment stated to be due under this Agreement, the Notes or the other Loan Documents as if no such deduction or withholding had been made. The Company hereby indemnifies each Agent and each Bank, and holds each of them harmless for, any taxes and any loss, cost, damage, penalty or expense whatsoever arising from any failure of the Company to make, or delay in making, any deduction or withholding of taxes, or its failure to pay when due the amount so deducted or withheld to the appropriate taxation authority or its failure otherwise to comply with the terms and conditions of this Section.

                                  ARTICLE III
                                LETTERS OF CREDIT

         SECTION 3.1 Letters of Credit.

                  (a) Subject to and upon the terms and conditions herein set forth, the Issuing Bank agrees that it will, at any time and from time to time on or after the Effective Date and prior to the Maturity Date, following its receipt of a Letter of Credit Request and Application for Letter of Credit, issue for the account of the Company and in support of the obligations of the Company or any of its Subsidiaries, one or more standby and/or commercial letters of credit (the "Letters of Credit") payable on a sight basis, up to a maximum amount outstanding at any one time for all Letters of Credit of $15,000,000.00; provided that the Issuing Bank shall not issue any Letter of Credit if at the time of such issuance: (i) Letter of Credit Obligations shall be greater than an amount which, when added to the sum of all Advances then outstanding plus Letter of Credit Obligations, would exceed the lesser of (x) the Total Commitment, and (y) the Borrowing Base; or (ii) the expiry date or, in the case of any Letter of Credit containing an expiry date that is extendable at the option of the Issuing Bank, the initial expiry date, of such Letter of Credit is a date that is later than the Maturity Date.

                  (b) The Issuing Bank shall neither renew or extend nor permit the renewal or extension of any Letter of Credit (which renewal or extension will not be for any period ending after the Maturity Date) if any of the conditions precedent to such renewal set forth in Section
         5.2 are not satisfied or waived or, after giving effect to such renewal, the expiry date of such Letter of Credit would be a date that is later than five (5) Business Days prior to the Maturity Date.

         SECTION 3.2 Letter of Credit Requests.

                  (a) Whenever the Company desires that a Letter of Credit be issued for its account or that the existing expiry date shall be extended, it shall give the Issuing Bank (with copies to be sent to the Administrative Agent and each Bank) (i) in the case of a Letter of Credit to be issued, at least five (5) Business Days' prior written request therefor and (ii) in the case of the extension of the existing expiry date of any Letter of Credit, at least five (5) Business Days prior to the date on which the Issuing Bank must notify the beneficiary thereof that the Issuing Bank does not intend to extend such existing expiry date. Each such request shall be executed by the Company and shall be in the form of Exhibit 3.2 attached hereto (each a "Letter of Credit Request") and shall be accompanied by an Application for Letter of Credit therefor, completed to the reasonable satisfaction of the Issuing Bank, and such other certificates, documents and other papers and information as the Issuing Bank or the Administrative Agent may reasonably request. Each Letter of Credit shall be denominated in U.S. dollars, shall expire no later than the date specified in Section 3.1, shall not be in an amount greater than is permitted under clause (i) of
         Section 3.1(a) and shall be in such form as may be reasonably approved from time to time by the Issuing Bank and the Company.

                  (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Company that such Letter of Credit may be issued in accordance with, and will not violate the requirements of this Agreement. Unless the Issuing Bank has received notice from any Bank before it issues the respective Letter of Credit or extends the existing expiry date of a Letter of Credit that one or more of the conditions specified in Article V are not then satisfied, or that the issuance of such Letter of Credit would violate this Agreement, then the Issuing Bank shall issue the requested Letter of Credit for the account of the Company in accordance with the Issuing Bank's usual and customary practices. Upon its issuance of any Letter of Credit or the extension of the existing expiry date of any Letter of Credit, as the case may be, the Issuing Bank shall promptly notify the Company and the Administrative Agent and the Administrative Agent shall notify each Bank of such issuance or extension, which notices shall be accompanied by a copy of the Letter of Credit actually issued or a copy of any amendment extending the existing expiry date of any Letter of Credit, as the case may be.

                  (c) Upon receipt by a proposed Issuing Bank of a Letter of Credit Request pursuant to Section 3.2(a) requesting the issuance of a Letter of Credit, (a) in the event the Administrative Agent is the proposed Issuing Bank, the Administrative Agent shall be the Issuing Bank with respect to such Letter of Credit, notwithstanding the fact that the Letter of Credit Obligations with respect to such Letter of Credit and with respect to all other Letters of Credit issued by the Administrative Agent, when aggregated with the Administrative Agent's outstanding Loans, may exceed the Administrative Agent's Commitments; and (b) in the event any other Bank is the proposed Issuing Bank, such Bank shall promptly notify the Company and the Administrative Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and (1) if such Bank so elects to issue such Letter of Credit, it shall be the Issuing Bank with respect thereto and (2) if such Bank fails to so promptly notify the Company and the Administrative Agent or declines to issue such Letter of Credit, the Company may request the Administrative Agent or another Bank to be the Issuing Bank with respect to such Letter of Credit in accordance with the provisions of this Section 3.2.

         SECTION 3.3 Letter of Credit Participations.

                  (a) All Letters of Credit issued subsequent hereto shall be deemed to have been sold and transferred by the Issuing Bank to each Bank, and each Bank shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, (to the extent of such Bank's percentage participation in the Commitment) in each such Letter of Credit (including extensions of the expiry date thereof), each substitute Letter of Credit, each drawing made thereunder and the obligations of the Company under this Agreement and the other Loan Documents with respect thereto, and any security therefor or guaranty pertaining thereto.

                  (b) In determining whether to pay under any Letter of Credit, the Issuing Bank shall have no obligation relative to the Banks other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.

                  (c) In the event that the Issuing Bank makes any payment under any Letter of Credit, the same shall be considered an Alternate Base Rate Advance without further action by any Person. The Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Bank thereof. Each Bank shall immediately pay to the Administrative Agent for the account of the Issuing Bank the amount of such Lender's percentage participation of such Advance. If any Bank shall not have so made its percentage participation available to the Administrative Agent, such Lender agrees to pay interest thereon, for each day from such date until the date such amount is paid at the lesser of (i) the Federal Funds Effective Rate and (ii) the Highest Lawful Rate.

                  (d) The Issuing Bank shall not be liable for, and the obligations of the Company and the Banks to make payments to the Administrative Agent for the account of the Issuing Bank with respect to Letters of Credit shall not be subject to, any qualification or exception whatsoever, including any of the following circumstances:

                           (i) any lack of validity or enforceability of this
                  Agreement or any of the other Loan Documents;

                           (ii) the existence of any claim, setoff, defense or
                  other right which the Company may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit, the Administrative Agent, any Issuing Bank, any Bank, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Company and the beneficiary named in any such Letter of Credit);

                           (iii) any draft, certificate or any other document
                  presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                           (iv) the surrender or impairment of any security for
                  the performance or observance of any of the terms of any of the Loan Documents; or

                           (v) the occurrence of any Default or Event of
                  Default.

                  (e) The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Issuing Bank's gross negligence or willful misconduct. IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT SUCH ISSUING BANK, ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS (OTHER THAN WITH RESPECT TO ANY CLAIMS BY THE ISSUING BANK AGAINST ANY SUCH OFFICER, DIRECTOR, EMPLOYEE OR AGENT THEREOF) SHALL BE INDEMNIFIED AND HELD HARMLESS FROM, SUBJECT TO THE SAME TYPE OF PROTECTIONS SET FORTH IN SECTION 11.5(B), ANY ACTION TAKEN OR OMITTED BY SUCH PERSON UNDER OR IN CONNECTION WITH ANY LETTER OF CREDIT OR ANY RELATED DRAFT OR DOCUMENT ARISING OUT OF OR RESULTING FROM

         SUCH PERSON'S SOLE OR CONTRIBUTORY NEGLIGENCE, BUT NOT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PERSON AS DETERMINED BY A COURT OF COMPETENT JURISDICTION. The Company agrees that any action taken or omitted by the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in accordance with the standards of care specified in the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce, Publication No. 500 (and any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Bank) or any other comparable or successor publication or document and, to the extent not inconsistent therewith, the Uniform Commercial Code of the State of New York, shall not result in any liability of the Issuing Bank to the Company.

         SECTION 3.4 Increased Costs.

                  (a) Notwithstanding any other provision herein, but subject to
         Section 12.8, if any Bank shall have determined in good faith that any change after the Effective Date of any law, rule, regulation or guideline or the application or effectiveness of any applicable law or regulation or any change after the Effective Date in the interpretation or administration thereof, or compliance by any Bank (or any lending office of such Bank) with any applicable guideline or request from any central bank or governmental authority (whether or not having the force of law) issued after the Effective Date either (i) shall impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued, or participated in, by any Bank or (ii) shall impose on any Bank any other conditions affecting this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Bank of issuing, maintaining or participating in any Letter of Credit, or reduce the amount received or receivable by any Bank hereunder with respect to Letters of Credit, by an amount deemed by such Lender to be material, then, from time to time, the Company shall pay to the Administrative Agent for the account of such Lender such additional amount or amounts as will reasonably compensate such Lender for such increased cost or reduction by such Lender.

                  (b) Each Bank will notify the Company through the Administrative Agent of any event occurring after the date of this Agreement which will entitle such Bank to compensation pursuant to
         Section 3.4(a) above, as promptly as practicable. A certificate of such Lender (i) stating that the compensation sought to be recovered pursuant to this Section 3.4 is generally being charged to other similarly situated customers and (ii) setting forth in reasonable detail such amount or amounts as shall be necessary to compensate such Bank as specified in Section 3.4(a) above may be delivered to the Company (with a copy to the Administrative Agent) and shall be conclusive absent manifest error. The Company shall pay to the Administrative Agent for the account of such Bank the amount shown as due on any such certificate upon demand; provided that with respect to events occurring prior to any notice given under this Section 3.4(b), such Bank shall only be entitled to recover compensation for such events occurring over a period of 120 days.

                  (c) Except as expressly provided in Section 3.4(b), failure on the part of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any Letter of Credit shall not constitute a waiver of such Bank's rights to demand compensation for any increased costs or reduction in amounts received or receivables or reduction in return on capital with respect to such Letter of Credit.

         SECTION 3.5 Conflict between Applications and Agreement. To the extent that any provision of any application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall control.

                                   ARTICLE IV
                                      FEES

         SECTION 4.1 Fees. Subject to Section 12.8 hereof, the Company agrees to pay the following fees (the "Fees"):

                  (a) The Company agrees to pay to the Administrative Agent for the ratable account of the Banks a Commitment fee (the "Commitment Fee") for the period from and including the Effective Date to the Maturity Date computed at a rate per annum determined by the grid set forth below and calculated on the basis of a 360 day-year on the daily average of the Unutilized Commitment of each Bank. The rate for the Commitment Fee shall be adjusted on the first day of each Margin Period. Commitment Fees shall be due and payable in arrears on each Designated Payment Date commencing on the first such date following the Effective Date and on the Maturity Date.

        TOTAL FUNDED DEBT/EBITDA                          COMMITMENT FEE
                                                               RATE
        ------------------------                          --------------
                 -4.00x                                       0.500%
           -3.50x and <4.00x                                  0.500%
           -3.00x and <3.50x                                  0.500%
           -2.50x and <3.00x                                  0.500%
                 <2.50x                                       0.375%


                  (b) The Letter of Credit Fees shall be due and payable at the time the Issuing Bank is to issue or renew any Letter of Credit. The Letter of Credit Fee shall be adjusted, if applicable under the definition of "Letter of Credit Fee," on the first day of each Margin Period.

                  (c) The fees described in those certain fee letters between the Company and BTCo, BofA and Bank One and any of their respective Affiliates.

                  (d) A renewal fee payable to the Agent on the Effective Date for the ratable benefit of the Banks equal to 37.5 basis points multiplied by the Total Commitment.

                                   ARTICLE V
                              CONDITIONS PRECEDENT

         SECTION 5.1 Conditions Precedent to Effectiveness. The obligation of each Bank under the Agreement is subject to, in addition to the conditions precedent specified in Section 5.2, the prior or concurrent satisfaction of the following conditions:

                  (a) Loan and other Related Documents. On or before the Effective Date, the Company shall, and shall cause each Guarantor to, deliver to the Agents the following, all in form and substance satisfactory to the Agents, and, where relevant, executed by all appropriate parties:

                           (i) this Agreement (which includes the Guaranty) and
                  all other Loan Documents;

                           (ii) one Note for each Bank;

                           (iii) a certificate of an officer and of the
                  secretary or an assistant secretary of the Company and of each Guarantor, as applicable, dated as of the Effective Date certifying, (i) true and complete copies of each of (1) the articles or certificate of incorporation, marked as filed with the applicable governmental authorities and as amended and in effect, of the Company and each of the Guarantors not party to the Existing Credit Agreement, (2) the bylaws, as amended and in effect, of the Company and each of the Guarantors not party to the Existing Credit Agreement and (3) the resolutions adopted by the board of directors of the Company and each of the Guarantors (A) authorizing the execution, delivery and performance by the Company and each of its Subsidiaries of this Agreement and the other Loan Documents to which it is or will be a party and, in the case of the Company, the Advances to be made hereunder, (B) approving the forms of the Loan Documents to which it is or will be a party and which will be delivered at or prior to the date of the initial Advance and
                  (C) authorizing officers of the Company and each of its Subsidiaries to execute and deliver the Loan Documents to which it is or will be a party and any related documents, including, any agreement contemplated by this Agreement, in each case as being in full force and effect without modification or amendment, (ii) that the articles or certificate of incorporation and bylaws of each of the Guarantors party to the Existing Credit Agreement have not been amended, supplemented, or otherwise modified since April 14, 1998, except as attached to such certificate, (iii) the incumbency and specimen signatures of the officers of the Company and each of its Subsidiaries executing any documents on its behalf, and (iv) that since December 31, 1999 there has been no change in the businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole which could reasonably be expected to have a Material Adverse Effect.

                  (b) Security Interests in Personal Property. The Agents shall have received evidence satisfactory to them that the Company and the Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of the items described in clauses (iii) and (iv) below) that may be necessary or, in the opinion of the Agents, desirable in order to create in favor of the Administrative Agent, for the benefit of the Banks, a valid and (upon such filing and recording) perfected First Priority security interest in the entire Collateral. Such actions shall include the following:

                           (i) Schedules to Collateral Documents. Delivery to
                  the Administrative Agent of accurate and complete schedules to all of the applicable Collateral Documents;

                           (ii) Stock Certificates and Instruments. Delivery to
                  the Administrative Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to the Agents) representing substantially all capital stock pledged pursuant to the Company Pledge Agreement and the Subsidiary Pledge Agreements and (b) substantially all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to the Agents) evidencing any Collateral;

                           (iii) Lien Searches and UCC Termination Statements.
                  Delivery to the Administrative Agent of (a) the results of a recent search, by a Person satisfactory to the Agents, of all jurisdictions where filings to perfect are material or a material portion of the Collateral are located, together with copies of all such filings disclosed by such search; and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search and affecting a material portion of the Collateral (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

                           (iv) UCC Financing Statements. Delivery to the
                  Administrative Agent of UCC financing statements duly executed by the Company and each applicable Guarantor with respect to all Collateral of the Company or such Guarantor, for filing in all jurisdictions as may be necessary or, in the opinion of the Agents, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents; and

                           (v) Opinions of Local Counsel. Delivery to the
                  Administrative Agent of an opinion of counsel (which counsel shall be reasonably satisfactory to the Agents) under the laws of Texas and such other jurisdictions as Agents may reasonably request, in each case with respect to the creation and perfection of the security interests in favor the Administrative Agent on behalf of the Banks in such Collateral and such other matters governed by the laws of such jurisdiction regarding such security interests as the Agents may reasonably request, in each case in form and substance reasonably satisfactory to the Agents.

                  (c) Necessary Governmental Authorizations and Consents. The Company and its Subsidiaries shall have obtained all authorizations, consents, approvals, licenses or exemptions of or have made all filings or registrations with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and shall have obtained all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated hereby and the continued operation of the businesses conducted by the Company and its Subsidiaries in substantially the same manner as conducted prior to the Effective Date, and each shall be in full force and effect, in each case other than those the failure to obtain, which either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect;

                  (d) Opinion of Bracewell & Patterson, L.L.P. The Banks shall have received originally executed copies of one or more favorable written opinions addressed to the Agents and the Banks from Bracewell & Patterson, L.L.P., counsel to the Company and the Guarantors dated as of the Effective Date, substantially in the form of Exhibit 5.1(d) annexed hereto and such other matters as the Agents acting on behalf of the Banks may reasonably request;

                  (e) Intentionally deleted;

                  (f) Payment of Fees. The Company shall have paid to the Administrative Agent, for distribution as appropriate to the Agents and the Banks, the Fees payable on the Effective Date referred to in
         Section 4.1 and all reasonable fees and expenses (including the reasonable fees and expenses of Andrews & Kurth L.L.P.) agreed upon by such parties to be paid on the Effective Date;

                  (g) Good Standing and Related Certificates. On or prior to the Effective Date, the Agents shall have received certificates of appropriate public officials as to the existence, good standing and qualification to do business as a foreign corporation, as applicable, of the Company and its Subsidiaries in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualifications and where the failure to so qualify would have a Material Adverse Effect; and

                  (h) Financial Statements; Pro Forma Balance Sheet. On or prior to the Effective Date, the Banks shall have received from the Company
         (i) the audited financial statements of the Company and its Subsidiaries for the twelve (12) months ended December 31, 1999 consisting of a balance sheet and related consolidated statements of income, stockholders' equity and cash flows for such period, (ii) the unaudited financial statements of the Company and its Subsidiaries for the fiscal periods most recently ended prior to the Effective Date (including without limitation monthly income statements for any such period of less than three months), in each case consisting of a balance sheet and the related consolidated statements of income, stockholders' equity and cash flows for such periods, all in reasonably detail and certified by the chief financial officer of the

         Company that they fairly present the financial condition of the Company and its Subsidiaries for such periods and the results of their operations and their cash flows for such periods, subject to changes resulting from audit and normal year-end adjustments, (iii) pro forma consolidated balance sheets of the Company and its Subsidiaries as at January 31, 2001, prepared in accordance with GAAP and reasonably reflecting the transactions contemplated hereby, which pro forma financial statements shall be in form and substance reasonably satisfactory to the Agents, and (iv) projected consolidated financial statements of the Company and its Subsidiaries for the three-year period after the Effective Date consisting of a balance sheet and consolidated statements of income, shareholders' equity and cash flows, which projected financial statements shall be in form and substance reasonably satisfactory to the Agents (such financial statements and information described in clauses (i) through (iv) above are hereinafter collectively referred to as the "Financials");

                  (i) Solvency Assurances. On the Effective Date, as to the Company and its Subsidiaries, the Agents and the Banks shall have received a Financial Condition Certificate with appropriate attachments, demonstrating that, after giving effect to the consummation of the transactions contemplated hereby, the Company and its Subsidiaries will be Solvent;

                  (j) Due Diligence. The results of Agents' continuing financial, legal, tax and accounting due diligence investigations with respect to the Company and its Subsidiaries and the other transactions contemplated hereunder shall be satisfactory in all respects to the Agents and the other Banks, and any supplemental business or financial due diligence that the Agents reasonably determine have become necessary shall not have disclosed information not previously disclosed to the Agents which causes the results of such diligences not to be satisfactory in all respects to the Agents and the other Banks. The Agents and the other Banks shall also have received any information reasonably necessary to conduct their continuing due diligence.

                  (k) Evidence of Insurance. Agents shall have received a certificate from the Company's insurance broker or other evidence satisfactory to them that all insurance required to be maintained pursuant to Section 7.3 is in full force and effect and that the Administrative Agent on behalf of the Banks has been named as additional insured and/or loss payee thereunder to the extent required under Section 7.3.

                  (l) Restructuring of Subordinated Debt. Evidence satisfactory to the Administrative Agent and the Banks that the Required Subordinated Debt Holders have restructured the payments of principal and interest owed on Subordinated Debt in a manner satisfactory to the Administrative Agent and the Banks.

         The acceptance of the benefits of the initial Credit Event shall constitute a representation and warranty by the Company to the Administrative Agent and each of the Banks that, all of the conditions specified in this Section above shall have been satisfied or waived as of that time.

         SECTION 5.2 Conditions Precedent to Effectiveness and All Subsequent Credit Events. The obligation of the Banks under this Agreement and to make any Advance or issue any Letter of Credit after the Effective Date is subject to the further conditions precedent that on the date of such Credit Event:

                  (a) The representations and warranties set forth in Article VI and in each of the Collateral Documents shall be true and correct in all material respects as of, and as if such representations and warranties were made on, the date of the proposed Credit Event (unless such representation and warranty expressly relates to an earlier date or is no longer true and correct solely as a result of transactions permitted by the Loan Documents), and the Company shall be deemed to have certified to the Administrative Agent and the Banks that such representations and warranties are true and correct in all material respects by submitting a Notice of Advance or Letter of Credit Request.

                  (b) The Company shall have complied with the provisions of
         Section 2.3 hereof.

                  (c) No Default or Event of Default shall have occurred and be continuing or would result from such Credit Event.

                  (d) No Material Adverse Effect shall have occurred since the delivery of the most recent financial statements delivered pursuant to
         Section 7.1.

                  (e) The Administrative Agent shall have received such other approvals or documents as the Administrative Agent or the Banks may reasonably request.

         The acceptance of the benefits of each such Credit Event shall constitute a representation and warranty by the Company to the Administrative Agent and each of the Banks that all of the conditions specified in this Section above exist as of that time.

         SECTION 5.3 Delivery of Documents. All of the Notes, certificates, legal opinions and other documents and papers referred to in this Article V, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Banks and, except for the Notes, in sufficient counterparts for each of the Banks and shall be reasonably satisfactory in form and substance to the Banks.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

         The Company, as to itself and each of its Subsidiaries, makes, on or as of the occurrence of each Credit Event (except to the extent such representations or warranties relate to an earlier date or are no longer true and correct in all material respects solely as a result of transactions not prohibited by the Loan Documents), the following representations and warranties to the Administrative Agent and the Banks:

         SECTION 6.1 Organization and Qualification. Each of the Company and its Subsidiaries (a) is duly formed or organized, validly existing and is in good standing under the laws of the state of its organization, (b) has the power to own its property and to carry on its business as now conducted, except where the failure to do so would not have a Material Adverse Effect and (c) is duly qualified to do business and is in good standing in every jurisdiction in which the failure to be so qualified would have a Material Adverse Effect.

         SECTION 6.2 Authorization and Validity. Each of the Company and its Subsidiaries has the corporate power and authority to execute, deliver and perform its obligations hereunder and under the other Loan Documents to which it is a party and all such action has been duly authorized by all necessary corporate proceedings on its part. The Loan Documents to which each of the Company and its Subsidiaries is a party have been duly and validly executed and delivered by such Person and constitute a valid and legally binding agreement of such Person enforceable in accordance with the respective terms thereof, except, in each case, as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors' rights generally, and by general principles of equity regardless of whether such enforceability is a proceeding in equity or at law.

         SECTION 6.3 Governmental Consents. No authorization, consent, approval, license or exemption of or filing or registration with any court or governmental department. commission, board, bureau, agency or instrumentality, domestic or foreign, is necessary for the valid execution, delivery or performance by the Company or any Subsidiary of any Loan Document.

         SECTION 6.4 Conflicting or Adverse Agreements or Restrictions. Neither the Company nor any Subsidiary is a party to any contract or agreement or subject to any restriction which would reasonably be expected to have a Material Adverse Effect. Neither the execution nor delivery of the Loan Documents nor compliance with the terms and provisions hereof or thereof will be contrary to the provisions of, or constitute a default under (a) the charter or bylaws of the Company or any of its Subsidiaries or (b) any law, regulation, order, writ, injunction or decree of any court or governmental instrumentality that is applicable to the Company or any of its Subsidiaries or (c) any material agreement to which the Company or any of its Subsidiaries is a party or by which it is bound or to which it is subject.

         SECTION 6.5 Title to Assets. Each of the Company and its Subsidiaries has good title to all material personalty and good and indefeasible title to all material realty as reflected on the Company's and the Subsidiaries' books and records as being owned by them, except for properties disposed of in the ordinary course of business, subject to no Liens, except those permitted hereunder, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. All of such assets have been and are being maintained by the appropriate Person in good working condition in accordance with industry standards, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

         SECTION 6.6 Litigation. No proceedings against or affecting the Company or any Subsidiary are pending or, to the knowledge of the Company, threatened before any court or governmental agency or department which involve a reasonable material risk of having a Material Adverse Effect, individually or in the aggregate, except those listed on Schedule 6.6 hereof.

         SECTION 6.7 Financial Statements. Prior to the Effective Date, the Company has furnished to the Banks the Financials. The Financials have been prepared in conformity with GAAP consistently applied (except as otherwise disclosed in such financial statements) throughout the periods involved and present fairly, in all material respects, the consolidated financial condition of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations for the periods then ended. As of the Effective Date, no Material Adverse Effect has occurred since December 31, 1999.

         SECTION 6.8 Default. Neither the Company nor any Subsidiary is in default under any material provisions of any instrument evidencing any Indebtedness or of any agreement relating thereto, or in default in any respect under any order, writ, injunction or decree of any court, or in default in any respect under or in violation of any order, injunction or decree of any governmental instrumentality, in each case in such manner as to cause a Material Adverse Effect.

         SECTION 6.9 Investment Company Act. Neither the Company nor any Subsidiary is, or is directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company," as such term is defined in the Investment Company Act of 1940, as amended.

         SECTION 6.10 Public Utility Holding Company Act. Neither the Company nor any Subsidiary is a non-exempt "holding company," or subject to regulation as such, or, to the knowledge of the Company's or such Subsidiary's officers, an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         SECTION 6.11 ERISA. No accumulated funding deficiency (as defined in Section 412 of the Code or Section 302 of ERISA), that would cause a Material Adverse Effect whether or not waived, exists or is expected to be incurred with respect to any Plan. No liability to the PBGC (other than required premium payments) has been or is expected by the Company to be incurred with respect to any Plan by the Company or any ERISA Affiliate that would cause a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA with respect to any Multi-Employer Plans.

         SECTION 6.12 Tax Returns and Payments. Each of the Company and its Subsidiaries has filed all federal income tax returns and other tax returns, statements and reports (or obtained extensions with respect thereto) which are required to be filed and has paid or deposited or made adequate provision, in accordance with GAAP for the payment of all taxes (including estimated taxes shown on such returns, statements and reports) which are shown to be due pursuant to such returns, except for such taxes as are being contested in good faith and by appropriate proceedings.

         SECTION 6.13 Environmental Matters. Each of the Company and its Subsidiaries (a) possesses all environmental, health and safety licenses, permits, authorizations, registrations, approvals and similar rights necessary under law or otherwise for the Company or such Subsidiary to conduct its operations as now being conducted (other than those with respect to which the failure to possess or maintain would not, individually or in the aggregate for the Company and such Subsidiaries, reasonably be expected to have a Material Adverse Effect) and (b) each of such licenses, permits, authorizations, registrations, approvals and similar rights is valid and subsisting, in full force and effect and enforceable by the Company or such Subsidiary, and each of the Company and its Subsidiaries is in compliance with all effective terms, conditions or other provisions of such permits, authorizations, registrations, approvals and similar rights except for such failure or noncompliance that, individually or in the aggregate for the Company and such Subsidiaries, would not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 6.13, on the Effective Date, neither the Company nor any of its Subsidiaries has received any notices of any violation of, noncompliance with, or remedial obligation under, Requirements of Environmental Laws (which violation or non-compliance has not been cured), and there are no writs, injunctions, decrees, orders or judgments outstanding, or lawsuits, claims, proceedings, investigations or inquiries pending or, to the knowledge of the Company or any Subsidiary, threatened, relating to the ownership, use, condition, maintenance or operation of, or conduct of business related to, any property owned, leased or operated by the Company or such Subsidiary or other assets of the Company or such Subsidiary, other than those violations, instances of noncompliance, obligations, writs, injunctions, decrees, orders, judgments, lawsuits, claims, proceedings, investigations or inquiries that, individually or in the aggregate for the Company and such Subsidiaries, would not have a Material Adverse Effect. Except as disclosed on
Schedule 6.13, there are no material obligations, undertakings or liabilities arising out of or relating to Environmental Laws to which the Company or any of its Subsidiaries has agreed, assumed or retained, or by which the Company or any of its Subsidiaries is adversely affected, by contract or otherwise and, further, except as disclosed on Schedule 6.13, neither the Company nor any of its Subsidiaries has received a written notice or claim to the effect that the Company or any of its Subsidiaries is or may be liable to any other Person as the result of a Release or threatened Release of a Hazardous Material which, in either case, could reasonably be expected to have a Material Adverse Effect.

         SECTION 6.14 Purpose of Loans.

                  (a) The proceeds of the Loan will be used solely for general corporate purposes, including working capital, to finance acquisitions permitted hereunder, and for Letters of Credit.

                  (b) None of the proceeds of any Advance will be used directly or indirectly for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin stock.

         SECTION 6.15 Franchises and Other Rights. The Company and each of its Subsidiaries has all franchises, permits, licenses and other authority as are necessary to enable them to carry on their respective businesses as now being conducted and is not in default in respect thereof where the absence of such or any such default could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

         SECTION 6.16 Subsidiaries and Assets. The Subsidiaries listed on
Schedule 6.16 are all of the Subsidiaries of the Company as of the Effective Date and the address given for such Guarantors is the correct mailing address as of the Effective Date. The Company shall update such Schedule 6.16 within thirty
(30) days of new Subsidiaries being added.

         SECTION 6.17 Solvency. After giving effect to the initial Advance hereunder and all other Indebtedness of the Company existing at the time of such Advance, the Company and its Subsidiaries, viewed as a consolidated entity, is Solvent.

         SECTION 6.18 Payment of Certain Indebtedness. The Company has (a) repaid in full all of the Indebtedness described on Schedule 8.3(b)(ii) and (b) obtained, and where applicable recorded in all appropriate locations, releases of Liens for all real and personal property securing same.

         SECTION 6.19 Matters Relating to Collateral.

                  (a) Creation, Perfection and Priority of Liens. The execution and delivery of the Collateral Documents by the Company and the Guarantors, together with (i) the actions taken on or prior to the date hereof pursuant to Section 5.1(b) and (ii) the delivery to the Administrative Agent of any Pledged Collateral not delivered to the Administrative Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered) are effective to create in favor of the Administrative Agent for the benefit of the Banks, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid and perfected First Priority Lien on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to the Administrative Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of the Administrative Agent.

                  (b) Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) pledge or grant by the Company or any Guarantor of the Liens purported to be created in favor of the Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by the Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by Section 6.19(a) and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities.

                  (c) Absence of Third-Party Filings. Except such as may have been filed in favor of the Administrative Agent as contemplated by
         Section 6.19(a) or filed in connection with a Permitted Lien, no effective UCC financing statement, fixture filing or other instrument similar in effect covering a substantial portion of the Collateral is on file in any filing or recording office.

                  (d) Margin Regulations. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

                  (e) Information Regarding Collateral. All information supplied to the Agents by or on behalf of the Company or any Guarantor with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

                  (f) Collateral Value. The fair value of the Collateral is equal to or greater than the amount of the Obligations taking into account all prior Liens on the Collateral securing Indebtedness other than the Obligations.

                                  ARTICLE VII
                              AFFIRMATIVE COVENANTS

         The Company, as to itself and each of its Subsidiaries, covenants and agrees that on and after the date hereof and for so long as this Agreement is in effect and until the Obligations have been paid in full and the Commitments have terminated:

         SECTION 7.1 Information Covenants. The Company will furnish to each
Bank:

                  (a) As soon as available, and in any event within forty-five
         (45) days after the close of each fiscal quarter, the consolidated balance sheet of the Company and its Subsidiaries as of the end of such period and the related consolidated statements of income and cash flow for such period, setting forth, in each case, comparative consolidated figures for the related periods in the prior fiscal year, all of which shall be certified by the treasurer, chief financial officer, or chief executive officer of the Company as fairly presenting in all material respects, the financial position of the Company and its Subsidiaries as of the end of such period and the results of their operations for the period then ended in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments. In addition to the foregoing, the Company shall also provide at such time: (i) summary balance sheet and operating income information with respect to each direct Subsidiary fairly representing in all material respects, the financial position of each direct Subsidiary as of the end of such period and the results of their operations for the period then ended, and (ii) a backlog report for the Company and its Subsidiaries for the fiscal quarter then ended.

                  (b) As soon as available, and in any event within ninety (90) days after the close of each fiscal year of the Company, the audited consolidated balance sheets of the Company as at the end of such fiscal year and the related consolidated and statements of income, stockholders equity and cash flows for such fiscal year, setting forth. in each case comparative figures for the preceding fiscal year and certified by Arthur Andersen or other independent certified public accountants of recognized national standing, whose report shall be without limitation as to the scope of the audit and reasonably satisfactory in substance to the Banks. In addition to the foregoing, the Company shall cause each Subsidiary to deliver summary income statements within ninety (90) days after the close of each fiscal year of the Company.

                  (c) Promptly after any Responsible Officer of the Company obtains knowledge thereof, notice of:

                           (i) any material violation of, noncompliance with, or
                  remedial obligations under, Requirements of Environmental Laws that could cause a Material Adverse Effect;

                           (ii) any Release or threatened material Release of
                  Hazardous Materials affecting any property owned, leased or operated by the Company or any of its Subsidiaries that could cause a Material Adverse Effect;

                           (iii) any event or condition which constitutes a
                  Default or an Event of Default;

                           (iv) any condition or event which, in the opinion of
                  management of the Company, would reasonably be expected to have a Material Adverse Effect;

                           (v) any Person having given any written notice to the
                  Company or taken any other action with respect to a claimed material default or event under any material instrument or material agreement;

                           (vi) the institution of any litigation which might
                  reasonably be expected in the good faith judgment of the Company either to have a Material Adverse Effect or result in a final, non-appealable judgment or award in excess of $1,000,000.00 with respect to any single cause of action; and

                           (vii) all ERISA notices required by Section 7.7;

         such notice shall specify the nature and period of existence thereof and specifying the notice given or action taken by such Person and the nature of any such claimed default, event or condition and, in the case of an Event of Default or Default, what action has been taken, is being taken or is proposed to be taken with respect thereto.

                  (d) At the time of the delivery of the financial statements provided for in Section 7.1(a) and Section 7.1(b), a Compliance Certificate of a Responsible Officer to the effect that, no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the action that is being taken or that is proposed to be taken with respect thereto, which certificate shall set forth the calculations required to establish (i) whether the Company was in compliance with the provisions of Section
         8.10 through Section 8.15 as at the end of such fiscal period or year, as the case may be, and (ii) pro forma compliance with this Agreement with respect to principal payments scheduled to be made during the next fiscal quarter of the Company on Subordinated Debt which has been restructured as required by Section 5.1(l).

                  (e) Promptly following request by the Administrative Agent such environmental reports, studies and audits of the Company's procedures and policies, assets and operations in respect of Environmental Laws as the Administrative Agent may reasonably request.

                  (f) Promptly upon receipt thereof, a copy of any report or letter submitted to the Company by its independent accountants in connection with any regular or special audit of the Company's records.

                  (g) From time to time and with reasonable promptness, such other information or documents as the Administrative Agent or any Bank through the Administrative Agent may reasonably request.

                  (h) As soon as available, and in any event within thirty (30) days after the end of each calendar month (except at the close of a fiscal quarter or fiscal year of the Company, when Section 7.1(a) and
         Section 7.1(b), respectively, will apply), the consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and the related consolidated statements of income for such period in comparison to the same period for the prior year, along with summaries of the accounts receivable, accounts payable balances and an accounts receivable aging report as of the end of such month, all of which shall be certified by the treasurer, chief financial officer, or chief executive officer of the Company as fairly presenting in all material respects, the financial position of the Company and its Subsidiaries as of the end of such month in accordance with GAAP. In addition to the foregoing, the Company shall also provide at such time a schedule and explanation of the top fifteen (15) jobs in progress for which projections indicate a negative deviation from the original anticipated margins, which report shall include the amount of underbillings for each such job.

                  (i) Within thirty (30) days after the end of each calendar month, a completed Borrowing Base Certificate calculating and certifying the Borrowing Base as of the last day of such calendar month, signed by an officer and the secretary of the company and in the form attached hereto as Exhibit 7.1(i).

                  (j) Promptly upon receipt, a copy of the Company's annual management letter from the Company's independent auditors.

         SECTION 7.2 Books, Records and Inspections. The Company and its Subsidiaries will maintain, and will permit, or cause to be permitted, any Person designated by any Bank or the Banks to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any such corporations with the officers of the Company and its Subsidiaries and with their independent public accountants, all at such reasonable times and as often as the Administrative Agent or such Bank may reasonably request. Such inspections shall include one field exam of the Company's working capital assets, which shall be completed on or before the one hundred twentieth (120th) day following the Effective Date. Such field exam shall be at the expense of the Company. Inspections other than such field exam shall be at the expense of the Bank or Banks requesting same unless there is in existence a Default at the time of such request in which event such expense shall be at the expense of the Company.

         SECTION 7.3 Insurance and Maintenance of Properties.

                  (a) Each of the Company and its Subsidiaries will keep reasonably adequately insured by financially sound and reputable insurers all of its material property, which is of a character, and in amounts and against such risks, usually and reasonably insured by similar Persons engaged in the same or similar businesses, including, without limitation, insurance against fire, casualty and any other hazards normally insured against. Each of the Company and its Subsidiaries will at all times maintain insurance against its liability for injury to Persons or property, which insurance shall be by financially sound and reputable insurers and in such amounts and form as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties. The Company shall provide the Administrative Agent a listing of all such insurance and such other certificates and other evidence thereof, on or prior to the Effective Date hereof and annually thereafter. Each policy of insurance that insures against loss or damage with respect to any Collateral or against losses due to business interruption shall name the Administrative Agent for the benefit of the Banks as the loss payee thereunder for any covered loss in excess of $500,000 and shall provide for at least thirty (30) days (fifteen (15) days in the event of non-payment of premium) prior written notice to the Administrative Agent of any modification or cancellation of such policy.

                  (b) Each of the Company and its Subsidiaries will cause all of its material properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all reasonably necessary repairs, renewals and replacements thereof, all as in the reasonable judgment of such Person may be reasonably necessary so that the business carried on in connection therewith may be properly conducted at all times, except where such failure could not reasonably be expected to have a Material Adverse Effect.

         SECTION 7.4 Payment of Taxes. Each of the Company and its Subsidiaries will pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, except for such amounts that are being contested in good faith and by appropriate proceedings, except where such failure could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

         SECTION 7.5 Corporate Existence. Each of the Company and its Subsidiaries will do all things necessary to preserve and keep in full force and effect (a) the existence of the Company, and (b) unless the failure to do so would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, the rights and franchises of each of the Company and its Subsidiaries.

         SECTION 7.6 Compliance with Statutes. Each of the Company and its Subsidiaries will comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

         SECTION 7.7 ERISA. Promptly after any Responsible Officer of the Company or any of its Subsidiaries knows or has reason to know any of the following items are true the Company will deliver or cause to be delivered to the Banks a certificate of the chief financial officer of the Company setting forth details as to such occurrence and such action, if any, the Company or its ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Company or its ERISA Affiliate with respect thereto: that a Reportable Event has occurred or that an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard; that a Multiemployer Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that any required contribution to a Plan or Multiemployer Plan has not been or may not be timely made; that proceedings may be or have been instituted under Section 4069(a) of ERISA to impose liability on the Company or an ERISA Affiliate or under Section 4042 of ERISA to terminate a Plan or appoint a trustee to administer a Plan; that the Company or any ERISA Affiliate has incurred or may incur any liability (including any contingent or secondary liability) on account of the termination of or withdrawal from a Plan or a Multiemployer Plan; and that the Company or an ERISA Affiliate may be required to provide security to a Plan under Section 401(a)(29) of the Code.

         SECTION 7.8 Additional Subsidiaries. The Company will cause any Person that becomes a Material Subsidiary subsequent to the Effective Date, within thirty (30) Business Days after becoming a Material Subsidiary, (A) to execute and deliver (i) a Guaranty or a counterpart of this Agreement and deliver same to the Administrative Agent (together with certificates and all other instruments for such Material Subsidiary as required by Section 5.1(a)(iii) hereof); (ii) a Subsidiary Pledge Agreement or a counterpart of a Subsidiary Pledge Agreement executed by each such new Guarantor; and (iii) a Subsidiary Security Agreement or a counterpart of a Subsidiary Security Agreement executed by each such new Guarantor; provided if said Material Subsidiary is not incorporated under the laws of the United States or one of its states or territories, no such Guaranty, Subsidiary Pledge Agreement or Subsidiary Security Agreement, will be required if the Company makes arrangements, satisfactory to the Administrative Agent, in its sole discretion, regarding restrictions on transfer of funds or other assets by the Company or any Subsidiary to said new foreign Material Subsidiary; and (B) to take all such other further actions and executed all such further documents and instruments (including actions, documents and instruments comparable to those described in Section 5.1(b)) as may be necessary or, in the opinion of the Administrative Agent, desirable to create in favor of the Administrative Agent, for the benefit of the Banks, a valid and perfected First Priority Lien on all of the personal property assets of such Subsidiary described in the applicable forms of the Collateral Documents.

         SECTION 7.9 Additional Collateral. The Company and the Guarantors shall re-title or otherwise indicate the Administrative Agent's lien on behalf of the Banks on the certificate of title of any titled vehicles at such time as the Administrative Agent notifies the Company that such action is required.

         SECTION 7.10 Outside Consultant.

                  (a) In the event that there shall occur an Event of Default as a result of a breach of Section 8.10 through Section 8.15 inclusive, the Administrative Agent and the Banks will appoint a consultant to review and opine on the Company's practices, procedures, systems and overall business operations.

                  (b) If the results of the field exam required under Section
         7.2 are deemed unsatisfactory by the Majority Banks, the Administrative Agent and the Majority Banks will appoint a consultant to review and opine on the Company's practices, procedures, systems and overall business operations.

                  (c) In each of the cases (a) and (b) above, the reasonable fees, costs and expenses of said consultant, the Administrative Agent and the Banks in connection with said review, shall be at the expense of the Company, and the Company shall cooperate with such consultant in the manner described in Section 7.2. Upon completion of such review, the Company will diligently pursue in a commercially reasonable manner the incorporation of the recommendations of said consultant into its ordinary course of business.

                                  ARTICLE VIII
                               NEGATIVE COVENANTS

         The Company covenants and agrees, as to itself and, except as otherwise provided herein, each of its Subsidiaries, that on and after the date hereof and for so long as this Agreement is in effect and until the Obligations have been paid in full and the Commitments have terminated:

         SECTION 8.1 Change in Business. The Company will not, and will not permit any of its Subsidiaries to, engage in any businesses not of the same general type or reasonably related thereto as those conducted by the Company on the Effective Date.

         SECTION 8.2 Consolidation, Merger or Sale of Assets. Except as disclosed to the Administrative Agent on or before the Effective Date in writing, the Company will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve their affairs, or enter into any transaction of merger or consolidation, or enter into any Asset Sales, except for (a) mergers permitted under Section 8.5(d),so long as the Company is the surviving entity and so long as no Event of Default occurs immediately before or after such merger, (b) mergers by the Company with any of its wholly-owned Subsidiaries and mergers by the Company's wholly-owned Subsidiaries with another of the Company's wholly-owned Subsidiaries, so long as the Company is the surviving entity and so long as no Event of Default occurs immediately before or after such merger, (c) mergers by a wholly-owned Subsidiary of the Company with another Person in connection with an Investment permitted under Section 8.5(d), so long as the relevant Subsidiary is the surviving entity and so long as no Event of Default occurs immediately before or after such merger, (d) wind ups, liquidations, dissolutions, mergers or consolidations with respect to the Subsidiaries listed on Exhibit 8.2(d) attached hereto and incorporated herein by reference and Asset Sales with respect to the stock of such Subsidiaries and the assets owned by such

Subsidiaries as of the Effective Date; provided that all proceeds received from such transactions permitted by this Section 8.2(d) shall be applied to the Obligations then outstanding under the Loan Documents, and (e) Sale and Leaseback Transactions permitted under Section 8.3(n). No amendment, modification, termination, waiver or consent shall be made with respect to this
Section 8.2 or with respect to the definition of "Asset Sales" without the consent of Banks holding at least eighty percent (80%) of the Advances outstanding under the Loans, or, if no Advances are outstanding, Banks holding such percentage of the Total Commitment (notwithstanding any reduction or termination of the Total Commitment) or if there are no Advances or Commitments outstanding, Banks holding such percentage of outstanding Letters of Credit.

         SECTION 8.3 Indebtedness. Neither the Company nor any Subsidiary of the Company will create, incur, assume or permit to exist any Indebtedness of the Company or any Subsidiary except:

                  (a) Indebtedness existing hereunder;

                  (b) Indebtedness existing on the Effective Date not otherwise permitted in this Section 8.3 listed on Schedule 8.3(b)(i) and (ii);

                  (c) Indebtedness arising as a result of the endorsement in the ordinary course of business of negotiable instruments in the course of collection;

                  (d) accounts payable and unsecured, current and long-term, liabilities (including accrued insurance related liabilities), not the result of indebtedness for borrowed money, to vendors, suppliers and other Persons for goods and services in the ordinary course of business;

                  (e) agreements to acquire any Person or assets entered into by the Company or any of its Subsidiaries in anticipation of acquiring such Person or assets if such acquisition is not prohibited by this Agreement, and so long as the Indebtedness represented by such agreements is not otherwise prohibited hereunder;

                  (f) intercompany Indebtedness of any Subsidiary of the Company to the Company or any other Subsidiary and Indebtedness of the Company to any Subsidiary of the Company provided that same is subordinate to the Obligations in the manner provided in Section 8.5 hereof;

                  (g) current and deferred taxes;

                  (h) other Indebtedness not in excess of $10,000,000.00 in the aggregate at any time outstanding;

                  (i) Subordinated Debt incurred by the Company or any of its Subsidiaries solely in connection with Investments permitted by Section 8.5(d) and Subordinated Debt incurred to refinance the then outstanding aggregate principal amount of any such Subordinated Debt incurred solely in connection with Investments permitted by Section 8.5(d); provided that such refinancing Subordinated Debt (1) shall be in an aggregate principal amount not to exceed the then outstanding aggregate principal amount of such Subordinated Debt to be refinanced plus the amount of accrued and unpaid interest thereon; (2) shall not mature earlier than twelve months after the Maturity Date; and (3) shall contain such other terms and conditions that are not more favorable to the holders of such refinancing Subordinated Debt than to the holders of the Subordinated Debt being refinanced;

                  (j) Indebtedness assumed or acquired in connection with Investments permitted under Section 8.5(d); provided that all of such Indebtedness in excess of three percent (3%) of the net book value of the assets acquired in any such Investment shall be retired within 60 days after the date of such Investment;

                  (k) renewals and extensions with the same lenders (in the same or lesser principal amount on similar terms and conditions) of any Indebtedness listed in Section 8.3(a) through Section 8.3(i) but excluding Section 8.3(h) above;

                  (l) vehicle leases not to exceed $30,000,000.00 in face value;

                  (m) Indebtedness under Interest Rate Agreements and Other Hedging Agreements to which the Company and any Bank are parties; provided that the Company or any of its Subsidiaries may enter into Interest Rate Agreements and Other Hedging Agreements with lenders other than Banks so long as such Interest Rate Agreements and Other Hedging Agreements are unsecured and are entered into in the ordinary course of business for non-speculative purposes; and

                  (n) Sale and Leaseback Transactions in the ordinary course of business with respect to the Company's vehicles owned on the Effective Date; provided that one hundred percent (100%) of the Net Cash Proceeds generated from same is applied as set forth in Section 2.7(d).

         SECTION 8.4 Liens and Related Matters.

                  (a) Prohibition on Liens. Neither the Company nor any Subsidiary of the Company will create, incur, assume or suffer to exist any Lien upon or with respect to any of its property or assets of any kind whether now owned or hereafter acquired, except:

                           (i) Liens existing on the Effective Date and listed on Schedule 8.4(a);

                           (ii) Liens existing on the Effective Date securing currently secured Indebtedness permitted under Section 8.3(b) or Section 8.3(h) above;

                           (iii) Permitted Liens;

                           (iv) Liens securing Indebtedness permitted under
                  Section 8.3(h) and Section 8.3(j);

                           (v) Liens granted pursuant to the Collateral
                  Documents; and

                           (vi) any renewal, extension or replacement of any
                  Lien referred to above with the same lenders; provided that no Lien arising or existing as a result of such extension, renewal or replacement shall be extended to cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the principal amount of the Indebtedness secured thereby shall not exceed the principal amount of the Indebtedness so secured at the time of such extension, renewal or replacement.

                  (b) Equitable Lien in Favor of Lenders. If the Company or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of Section 8.4(a), it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Majority Banks to the creation or assumption of any such Lien not permitted by the provisions of
         Section 8.4(a).

                  (c) No Further Negative Pledges. Except with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale, neither the Company nor any of its Subsidiaries shall enter into any agreement (other than an agreement prohibiting only the creation of Liens securing Subordinated Debt) prohibiting the creation or assumption on any Lien upon any of its properties or assets, whether now or owned or hereafter acquired.

         SECTION 8.5 Investments. Neither the Company nor any Subsidiary will, directly or indirectly, make or own any Investment in any Person, except:

                  (a) Permitted Investments;

                  (b) Investments owned on the Effective Date as set forth on
         Schedule 8.5(b), including Investments in the Subsidiaries, direct and indirect;

                  (c) Investments arising out of loans and advances for expenses, travel per diem and similar items in the ordinary course of business to officers, directors and employees and intercompany Indebtedness permitted by Section 8.3(f);

                  (d) Provided that the Company has obtained the prior written consent of the Eighty Percent Banks with respect thereto, Investments in the stock, warrants, stock appreciation rights, other securities and/or other assets of domestic entities engaged in the same general type of business as the Company on the Effective Date, in which the Company or one of its wholly owned Subsidiaries is the surviving entity.

                  (e) other Investments having cost to the Company and its Subsidiaries not exceeding $2,000,000.00 in the aggregate at any one time outstanding during the term of this Agreement,

                  (f) Investments in the form of stock buybacks allowed under
         Section 8.6; and

                  (g) Investments in capital stock of wholly-owned Subsidiaries of the Company in existence on the Effective Date.

         SECTION 8.6 Restricted Payments. The Company will not, without the prior written consent of the Majority Banks, pay any dividend or other distribution, direct or indirect, on account of, or redeem, retire, purchase or guaranty the value of or make any other acquisition, direct or indirect, of any shares of any class of stock of the Company, or of any warrants, rights or options to acquire any such shares, now or hereafter outstanding.

         SECTION 8.7 Change in Accounting. The Company will not and will not permit any Subsidiary to, change its method of accounting including a change of the Company's fiscal year except for (a) changes permitted by GAAP in which the Company's auditors concur, (b) changes with respect to any Person or assets acquired by the Company to conform with the Company's policies and procedures and which are permitted by GAAP, (c) changes required by GAAP, or (d) changes required by regulatory agencies. The Company shall advise the Administrative Agent in writing promptly upon making any material change to the extent same is not disclosed in the financial statements required under Section 7.1 hereof. In the event of any such change, the Company, the Banks and the Administrative Agent agree to negotiate amendments to Section 8.10 through Section 8.14 hereof (and related definitions, if relevant) so as to equitably reflect such changes thereon with the intended result that the criteria for evaluating the financial condition of the Company and its Subsidiaries shall be substantially the same after such changes as before.

         SECTION 8.8 Change of Certain Indebtedness. The Company will not, and will not permit any of its Subsidiaries, after the occurrence and during the continuance of any Default or Event of Default, to make any voluntary prepayments of principal or interest on any of the Company's Indebtedness other than Indebtedness evidenced by this Agreement.

         SECTION 8.9 Transactions with Affiliates. The Company will not, directly or indirectly, engage in any transaction with any Affiliate, including the purchase, sale or exchange of assets or the rendering of any service, except in the ordinary course of business or pursuant to the reasonable requirements of its business and, in each case, upon terms that are no less favorable than those which might be obtained in an arm's-length transaction at the time from non-Affiliates.

         SECTION 8.10 Funded Senior Debt to EBITDA Ratio. The Company will not, as of the last day of any fiscal quarter specified in the table below, permit the ratio of its total Funded Senior Debt on such day to EBITDA for the four consecutive fiscal quarters then ended to exceed the amounts set forth below:

             QUARTER ENDING
                DATE(S)                                RATIO
             --------------                            -----
                3/31/01                            3.55 to 1.00
                6/30/01                            3.25 to 1.00
                9/30/01                            3.00 to 1.00
          all quarters ending
             after 9/30/01                         2.50 to 1.00

For purposes of calculating the ratio in this Section 8.10, the calculation of Funded Senior Debt after the acquisition of assets or entities permitted under this Agreement shall include adjustments to account for the total Funded Senior Debt of or applicable to such acquired assets or entities during the relevant period.

         SECTION 8.11 Total Funded Debt to EBITDA Ratio. The Company will not, as of the last day of any fiscal quarter specified in the table below, permit the ratio of (i) its Total Funded Debt on such day to (ii) EBITDA for the four consecutive fiscal quarters then ended to exceed the amounts set forth below:

            FISCAL QUARTER
                DATE(S)                              RATIO
             --------------                          -----
               3/31/01                            4.40 to 1.00
               6/30/01                            4.00 to 1.00
               9/30/01                            3.50 to 1.00
         all quarters ending
            after 9/30/01                         3.00 to 1.00

For purposes of calculating the ratio in this Section 8.11, the calculation of Total Funded Debt after the acquisition of assets or entities permitted under this Agreement shall include adjustments to account for the Total Funded Debt of or applicable to such acquired assets or entities during the relevant period.

         SECTION 8.12 Minimum Net Worth. The Company will not permit, as of the Effective Date, its Consolidated Net Worth to be less than $360,419,000.00. The Company will not permit, as of the last day of any fiscal quarter commencing with fiscal quarter ending March 31, 2001, its Consolidated Net Worth to be less than the sum of (i) $360,419,000 plus (ii) seventy-five percent (75%) of the cumulative quarterly consolidated net income of the Company for each such fiscal quarter during which the Company has positive consolidated net income plus (iii) one hundred percent (100%) of the net proceeds received by the Company from any sale or issuance of any equity securities of, or any other additions to capital by, the Company or its Subsidiaries.

         SECTION 8.13 Capital Expenditures. The Company will not permit total consolidated capital expenditures (including Capitalized Lease Obligations but exclusive of (x) Investments permitted under Section 8.5(d) and (y) consolidated capital expenditures with respect to casualty loss replacements) to be greater than the lesser of (i) $22,000,000.00 or (ii) two percent (2.00%) of gross revenues (pro forma gross revenues with respect to permitted acquisitions) for any fiscal year during the term hereof.

         SECTION 8.14 Interest Coverage Ratio. The Company will not, as of the last day of any fiscal quarter specified in the table below, permit the ratio of EBITDA for the four consecutive fiscal quarters then ended to cash Interest Expense for such period to be less than the amounts set forth below:

           QUARTER ENDING
               DATE(S)                              RATIO
           --------------                           -----
              3/31/01                            2.15 to 1.00
              6/30/01                            2.25 to 1.00
              9/30/01                            2.50 to 1.00
              12/31/01                           2.80 to 1.00
          quarters ending
           after 12/31/01                        3.00 to 1.00

         SECTION 8.15 Minimum EBITDA. The Company will not, as of the last day of any fiscal quarter specified in the table below, permit its EBITDA for the three (3) months then ended to be less than the amounts set forth below:


                QUARTER ENDING                        QUARTERLY
                    DATE(S)                             EBITDA
                --------------                        ---------
                  03/31/01                          $13,000,000.00
                  06/30/01                          $18,500,000.00
                  09/30/01                          $23,000,000.00
                  12/31/01                          $21,500,000.00
                  03/31/02                          $13,700,000.00
                  06/30/02                          $20,000,000.00
                  09/30/02                          $24,800,000.00
           12/31/02 and quarters
             ending thereafter                      $23,200,000.00

         SECTION 8.16 No Prepayment or Amendments to Subordinated Debt. The Company will not, and will not permit any of its Subsidiaries to:

                  (a) amend any material term (including, without limitation, interest, payment or subordination terms) of any promissory note, intercreditor agreement, restructuring agreement or any other document amending, evidencing or relating to payment of the Subordinated Debt without the prior written consent of the Administrative Agent and the Banks, except such amendments which do not make any material term less favorable to the Company or the Banks; and

                  (b) make any voluntary prepayments or defeasements of principal or interest on any Subordinated Debt that has been restructured as referenced in Section 5.1(l) other than as set forth immediately below in this Section 8.16(b). In the event that for two consecutive fiscal quarters (i) the ratio described in Section 8.10 does not exceed 2.00 to 1.00, and (ii) the ratio described in Section
         8.11 does not exceed 3.00 to 1.00, and provided that such payment will not result in an Event of Default, the Company may pay Subordinated Debt that has been restructured as referenced in Section 5.1(l) as follows:

                           (i) During the first fiscal quarter after the
                  above-referenced ratios have been so maintained, the Company may pay all principal due and payable during the period from October 1, 2000 through and including March 31, 2001 (x) on Subordinated Debt not payable to the Required Subordinated Debt Holders, and (y) which would have been due and payable on Subordinated Debt during such period to the Required Subordinated Debt Holders, but for the restructuring of the Subordinated Debt to such holders referenced in Section 5.1(l); and

                           (ii) During all fiscal quarters following the fiscal
                  quarter referenced in Section 8.16(b)(i) above, and provided that the Company has continued to maintain the ratios referred to in Section 8.16(b) above, the Company may pay the principal described in Section 8.16(b)(i)(x) and Section 8.16(b)(i)(y) attributable to the fiscal quarter in which such principal has remained unpaid for the greatest amount of time.

                                   ARTICLE IX
                                    GUARANTY

         SECTION 9.1 Guaranty. In consideration of, and in order to induce the Banks to make the Loans and the Issuing Bank to issue Letters of Credit hereunder, the Guarantors hereby absolutely, unconditionally and irrevocably, jointly and severally, guarantee the punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of the Obligations, and all other obligations and covenants of the Company now or hereafter existing under this Agreement, the Notes and the other Loan Documents whether for principal, interest (including interest accruing or becoming owing both prior to and subsequent to the commencement of any proceeding against or with respect to the Company under any chapter of the Bankruptcy Code), Fees, commissions, expenses (including reasonable attorneys' fees and expenses) or otherwise, and all reasonable costs and expenses, if any, incurred by the Administrative Agent or any Bank in connection with enforcing any rights under this Guaranty (all such obligations being the "Guaranteed Obligations,") and agree to pay any and all reasonable expenses incurred by each Bank and the Administrative Agent in enforcing this Guaranty; provided that notwithstanding anything contained herein or in any of the Loan Documents to the contrary, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed such Guarantor's Maximum Guaranteed Amount, provided further, each Guarantor shall be unconditionally required to pay all amounts demanded of it hereunder prior to any determination of such Maximum Guaranteed Amount and the recipient of such payment, if so required by a final non-appealable order of a court of competent jurisdiction. shall then be liable for the refund of any excess amounts. If any such rebate or refund is ever required, all other Guarantors (and the Company) shall be fully liable for the repayment thereof to the maximum extent allowed by applicable law. This Guaranty is an absolute, unconditional, present and continuing guaranty of payment and not of collectibility and is in no way conditioned upon any attempt to collect from the Company or any other action, occurrence or circumstance whatsoever. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Guaranteed Amount of such Guarantor without impairing this Guaranty or affecting the rights and remedies of the Banks hereunder.

         SECTION 9.2 Continuing Guaranty. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement, the Notes and the other Loan Documents. Each Guarantor agrees that the Guaranteed Obligations and Loan Documents may be extended or renewed, and Loans repaid and reborrowed in whole or in part, without notice to or assent by such Guarantor, and that it will remain bound upon this Guaranty notwithstanding any extension, renewal or other alteration of any Guaranteed Obligations or Loan Documents, or any repayment and reborrowing of Loans. To the maximum extent permitted by applicable law, the obligations of each Guarantor under this Guaranty shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms hereof under any circumstances whatsoever, including:

                  (a) any extension, renewal, modification, settlement, compromise, waiver or release in respect of any Guaranteed Obligations;

                  (b) any extension, renewal, amendment, modification, rescission, waiver or release in respect of any Loan Documents;

                  (c) any release, exchange, substitution, non-perfection or invalidity of, or failure to exercise rights or remedies with respect to, any direct or indirect security for any Guaranteed Obligations, including the release of any Guarantor or other Person liable on any Guaranteed Obligations;

                  (d) any change in the corporate existence, structure or ownership of the Company, any Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company, such Guarantor, any other Guarantor or any of their respective assets;

                  (e) the existence of any claim, defense, set-off or other rights or remedies which such Guarantor at any time may have against the Company, or the Company or such Guarantor may have at any time against the Administrative Agent, any Bank, any other Guarantor or any other Person, whether in connection with this Guaranty, the Loan Documents, the transactions contemplated thereby or any other transaction other than by the payment in full by the Company of the Guaranteed Obligations after the termination of the Commitments of the Banks;

                  (f) any invalidity or unenforceability for any reason of this Agreement or other Loan Documents, or any provision of law purporting to prohibit the payment or performance by the Company, such Guarantor or any other Guarantor of the Guaranteed Obligations or Loan Documents, or of any other obligation to the Administrative Agent or any Bank; or

                  (g) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing.

         SECTION 9.3 Effect of Debtor Relief Laws. If after receipt of any payment of, or proceeds of any security applied (or intended to be applied) to the payment of all or any part of the Guaranteed Obligations, the Administrative Agent or any Bank is for any reason compelled to surrender or voluntarily surrenders such payment or proceeds to any Person (a) because such payment or application of proceeds is or may be avoided, invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, fraudulent conveyance, fraudulent transfer, impermissible set-off or a diversion of trust funds or (b) for any other similar reason, including (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Administrative Agent, any Bank or any of their respective properties or (ii) any settlement or compromise of any such claim effected by the Administrative Agent or any Bank with any such claimant (including the Company), then the Guaranteed Obligations or part thereof intended to be satisfied shall be reinstated and continue, and this Guaranty shall continue in full force as if such payment or proceeds have not been received, notwithstanding any revocation thereof or the cancellation of any Note or any other instrument evidencing any

Guaranteed Obligations or otherwise; and the Guarantors, jointly and severally, shall be liable to pay the Administrative Agent and the Banks, and hereby do indemnify the Administrative Agent and the Banks and hold them harmless for the amount of such payment or proceeds so surrendered and all expenses (including reasonable attorneys' fees, court costs and expenses attributable thereto) incurred by the Administrative Agent or any Bank in the defense of any claim made against it that any payment or proceeds received by the Administrative Agent or any Bank in respect of all or part of the Guaranteed Obligations must be surrendered. The provisions of this paragraph shall survive the termination of this Guaranty, and any satisfaction and discharge of the Company by virtue of any payment, court order or any federal or state law.

         SECTION 9.4 Waiver of Subrogation. Notwithstanding any payment or payments made by any Guarantor hereunder, or any set-off or application by the Administrative Agent or any Bank of any security or of any credits or claims, no Guarantor will assert or exercise any rights of the Administrative Agent or any Bank or of such Guarantor against the Company to recover the amount of any payment made by such Guarantor to the Administrative Agent or any Bank hereunder by way of any claim, remedy or subrogation, reimbursement, exoneration, contribution, indemnity, participation or otherwise arising by contract, by statute, under common law or otherwise, and such Guarantor shall not have any right of recourse to or any claim against assets or property of the Company, in each case unless and until the Obligations of the Company guaranteed hereby have been fully and finally satisfied. Until such time, each Guarantor hereby expressly waives any right to exercise any claim, right or remedy which such Guarantor may now have or hereafter acquire against the Company that arises under this Agreement or any other Loan Document or from the performance by any Guarantor of the Guaranty hereunder including any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification or participation in any claim, right or remedy of the Administrative Agent or any Bank against the Company, or any security that the Administrative Agent or any Bank now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise. If any amount shall be paid to a Guarantor by the Company or another Guarantor after payment in full of the Obligations, and the Obligations shall thereafter be reinstated in whole or in part and the Administrative Agent or any Bank forced to repay and sums received by any of them in payment of the Obligations, this Guaranty shall be automatically reinstated and such amount shall be held in trust for the benefit of the Administrative Agent and the Banks and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured. The provisions of this paragraph shall survive the termination of this Guaranty, and any satisfaction and discharge of the Company by virtue of any payment, court order or any federal or state law.

         SECTION 9.5 Subordination. If any Guarantor becomes the holder of any indebtedness payable by the Company or another Guarantor, each Guarantor hereby subordinates all indebtedness owing to it from the Company to all indebtedness of the Company to the Administrative Agent and the Banks, and agrees that during the continuance of any Event of Default it shall not accept any payment on the same until payment in full of the Obligations of the Company under this Agreement and the other Loan Documents after the termination of the Commitments of the Banks and shall in no circumstance whatsoever attempt to set-off or reduce any obligations hereunder because of such indebtedness. If any amount shall nevertheless be paid in violation of the foregoing to a Guarantor by the Company or another Guarantor prior to payment in full of the Guaranteed Obligations, such amount shall be held in trust for the benefit of the Administrative Agent and the Banks and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured.

         SECTION 9.6 Waiver. Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and waives presentment, demand of payment, notice of intent to accelerate, notice of dishonor or nonpayment and any requirement that the Administrative Agent or any Bank institute suit, collection proceedings or take any other action to collect the Guaranteed Obligations, including any requirement that the Administrative Agent or any Bank protect, secure, perfect or insure any Lien against any property subject thereto or exhaust any right or take any action against the Company or any other Person or any collateral (it being the intention of the Administrative Agent, the Banks and each Guarantor that this Guaranty is to be a guaranty of payment and not of collection). It shall not be necessary for the Administrative Agent or any Bank, in order to enforce any payment by any Guarantor hereunder, to institute suit or exhaust its rights and remedies against the Company, any other Guarantor or any other Person, including others liable to pay any Guaranteed Obligations, or to enforce its rights against any security ever given to secure payment thereof. Each Guarantor hereby expressly waives to the maximum extent permitted by applicable law each and every right to which it may be entitled by virtue of the suretyship laws of the State of Texas, including any and all rights it may have pursuant to Rule 31, Texas Rules of Civil Procedure, Section 17.001 of the Texas Civil Practice and Remedies Code and Chapter 34 of the Texas Business and Commerce Code. Each Guarantor hereby waives marshaling of assets and liabilities, notice by the Administrative Agent or any Bank of any indebtedness or liability to which such Bank applies or may apply any amounts received by such Bank, and of the creation, advancement, increase, existence, extension, renewal, rearrangement or modification of the Guaranteed Obligations. Each Guarantor expressly waives, to the extent permitted by applicable law, the benefit of any and all laws providing for exemption of property from execution or for valuation and appraisal upon foreclosure.

         SECTION 9.7 Full Force and Effect. This Guaranty is a continuing guaranty and shall remain in full force and effect until all of the Obligations of the Company under this Agreement and the other Loan Documents and all other amounts payable under this Guaranty have been paid in full (after the termination of the Commitments of the Banks). All rights, remedies and powers provided in this Guaranty may be exercised, and all waivers contained in this Guaranty may be enforced, only to the extent that the exercise or enforcement thereof does not violate any provisions of applicable law which may not be waived.

                                   ARTICLE X
                         EVENTS OF DEFAULT AND REMEDIES

         SECTION 10.1 Events of Default. The following events shall constitute Events of Default ("Events of Default") hereunder:

                  (a) any installment of principal is not paid when due; or any payment of interest or Fees is not paid on the date on which such payment is due and such failure continues for a period of five (5) days; or

                  (b) any representation or warranty made or deemed made by the Company or any Subsidiary herein or in any of the Loan Documents or other document, certificate or financial statement delivered in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made or reaffirmed, as the case may be; or

                  (c) the Company shall fail to perform, comply or observe or cause any Subsidiary, to fail to perform, comply or observe (i) any term, duty or covenant contained in Article VIII of this Agreement; or
         (ii) any other term, duty or covenant contained elsewhere in this Agreement or in any of the Loan Documents and such failure continues for a period of thirty (30) days after receipt by the Company and such Guarantor of notice from the Administrative Agent or any Bank of such default; or

                  (d) the Company or any Subsidiary shall (i) fail to make (whether as primary obligor or as guarantor or other surety) any principal payment of or interest or premium, if any, on any instruments of Indebtedness in excess of $2,500,000 in the aggregate allowed hereunder outstanding beyond any period of grace provided with respect thereto or (ii) shall fail to duly observe, perform or comply with any agreement with any Person or any term or condition of any instrument of Indebtedness in excess of $2,500,000 in the aggregate, if the effect of such failure is to cause, or to permit the holder or holders to cause, such obligations to become due prior to any stated maturity; provided that, the failure of the Company to make the Restricted Subordinated Debt Payments because it is not in Financial Compliance, as proscribed by Section 10.1(j) shall not constitute an Event of Default; or

                  (e) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any Subsidiary, or of a substantial part of the property or assets of the Company or any Subsidiary, under Title 11 of the United States Code, as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"), or any other federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of the property or assets of the Company or any Subsidiary or (iii) the winding-up or liquidation of the Company or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

                  (f) the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code or any other federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (e) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of the property or assets of the Company or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, or admit in writing its inability or fail generally to pay is debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing; or

                  (g) a judgment or order (including any prejudgment orders), which with other outstanding judgments and orders against the Company and its Subsidiaries equal or exceed (i) with respect to matters other than Subordinated Debt, $1,000,000.00 in the aggregate (to the extent not covered by insurance as to which the respective insurer has acknowledged coverage), and (ii) with respect to Subordinated Debt, $200,000.00, shall be entered against the Company or any Subsidiary and, in each case, (A) within 30 days after entry thereof such judgment or order shall not have been paid or discharged or execution thereof stayed pending appeal or, within 30 days after the expiration of any such stay, such judgment shall not have been paid or discharged or (B) any enforcement proceeding or remedy of any kind for the nonpayment of Indebtedness shall have been commenced (and not stayed) by any creditor or upon such judgment; or

                  (h) a Change of Control shall occur; or

                  (i) at any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void,
         (ii) any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or the Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any material amount of Collateral purported to be covered thereby, in each case for any reason other than the failure of the Administrative Agent or any Bank to take any action within its control, or (iii) the Company or any Guarantor shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future Advances by the Banks, under any Loan Document to which it is a party; or

                  (j) The Company or any Subsidiary shall make any Restricted Subordinated Debt Payments (i) other than as permitted by Section 8.16, or (ii) unless such payment is made at a time when the Company is in Financial Compliance; provided that if the Company is in Financial Compliance by reason of complying solely with subsection (i) of the definition thereof, such payments may not be greater in the aggregate than the amount of Subordinated Debt (or other capital) incurred.

         SECTION 10.2 Primary Remedies. In any such event, and at any time after the occurrence of any of the above described events, the Administrative Agent, if directed by the Majority Banks, shall by written notice to the Company (a "Notice of Default") take any or all of the following actions; provided, that if an Event of Default specified in Section 10.1(e) or Section 10.1(f) shall occur, the following shall occur automatically without the giving of any Notice of
Default: (a) declare the Commitments terminated, whereupon the Commitments shall forthwith terminate immediately and any Commitment Fee and any other owing and unpaid Fee shall forthwith become due and payable without any other notice of any kind; (b) declare (i) the principal of and any accrued and unpaid interest in respect of all Advances,
(ii) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (iii) all other Obligations owing hereunder, to be, whereupon the same shall become, forthwith due and payable without presentment, demand, notice of demand or of dishonor and non-payment, protest, notice of protest, notice of intent to accelerate, declaration or notice of acceleration or any other notice of any kind (except as herein expressly provided), all of which are hereby waived by the Company; (c) set off any assets or money of the Company or any Guarantor in its or any Banks' possession against the Obligations; and (d) exercise any rights or remedies under any document securing any of the Loan Documents or under any applicable state or federal law. Any amounts described in clause (b)(ii) above, when received by the Administrative Agent, shall be held by the Administrative Agent pursuant to the terms of the Collateral Account Agreement and shall be applied as therein provided.

         SECTION 10.3 Other Remedies. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may proceed to protect and enforce its and the Banks' rights, either by suit in equity or by action at law or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in any other Loan Document or in aid of the exercise of any power granted in this Agreement or in any other Loan Document; or may proceed to enforce the payment of all amounts owing to the Banks under the Loan Documents and any accrued and unpaid interest thereon in the manner set forth herein or therein; it being intended that no remedy conferred herein or in any of the other Loan Documents is to be exclusive of any other remedy, and each and every remedy contained herein or in any other Loan Document shall be cumulative and shall be in addition to every other remedy given hereunder and under the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise.

                                   ARTICLE XI
                                   THE AGENTS

         SECTION 11.1 Authorization and Action. Each Bank hereby irrevocably appoints and authorizes each Agent to act on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to or required of such Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Each Agent may perform any of its duties hereunder by or through its agents and employees. The duties of each Agent shall be mechanical and administrative in nature; no Agent shall have by reason of this Agreement or any other Loan Documents a fiduciary relationship in respect of any Bank; and nothing in this Agreement or any other Loan Document, expressed or implied is intended to, or shall be so construed as to, impose upon any Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. As to any matters not expressly provided for by this Agreement, the Notes or the other Loan Documents (including enforcement or collection of the Notes), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon the Banks and all holders of Notes and the Obligations; provided, that no Agent shall be required to take any action which exposes such Agent to personal liability and shall not be required or entitled to take any action which is contrary to any of the Loan Documents or applicable law.

         SECTION 11.2 Agents' Reliance.

                  (a) None of the Agents nor any of its directors, officers, agents or employees shall be liable to the Banks for any action taken or omitted to be taken by it or them under or in connection with this Agreement, the Notes or any of the other Loan Documents (i) with the consent or at the request of the Majority Banks or (ii) in the absence of its or their own gross negligence or willful misconduct, IT BEING THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH AGENT AND ITS DIRECTORS, OFFICERS, AGENTS AND EMPLOYEES SHALL HAVE NO LIABILITY TO THE BANKS FOR ACTIONS AND OMISSIONS UNDER THIS SECTION RESULTING FROM THEIR SOLE ORDINARY OR CONTRIBUTORY NEGLIGENCE.

                  (b) Without limitation of the generality of the foregoing, each Agent: (i) may treat the payee of each Note and the Obligations as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agents; (ii) may consult with legal counsel (including counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Agreement, any Note or any other Loan Document;
         (iv) except as otherwise expressly provided herein, shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, any Note or any other Loan Document or to inspect the property (including the books and records) of the Company; (v) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, collectibility, genuineness, sufficiency or value of this Agreement, any Note, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be responsible to any Bank for the perfection or priority of any Lien securing the Obligations; and (vii) shall incur no liability under or in respect of this Agreement, any Note or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopier or cable) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

         SECTION 11.3 Agent and Affiliates. Without limiting the right of any other Bank to engage in any business transactions with the Company or any of its Affiliates, with respect to their Commitments, the Loans made by them and the Notes issued to them, Bank One, BTCo and BofA and each other Bank who may become the Administrative Agent, Syndication Agent or Documentation Agent, as the case may be, shall have the same rights and powers under this Agreement and its Notes as any other Bank and may exercise the same as though it was not an Agent; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include Bank One, BTCo and BofA and any such other Bank, in their individual capacities. Bank One, BTCo and BofA, each other Person who becomes the Administrative Agent, the Syndication Agent or the Documentation Agent, as the case may be, and their respective Affiliates may be engaged in, or may hereafter engage in, one or more loan, letter of credit. leasing or other financing activity not the subject of this Agreement (collectively, the "Other Financings") with the Company, any Subsidiary or any of its Affiliates, or may act as trustee on behalf of, or depositary for, or otherwise engage in other business transactions with the Company, any Subsidiary or any of its Affiliates (all Other Financings and other such business transactions being collectively, the "Other Activities") with no responsibility to account therefor to the Banks. Without limiting the rights and remedies of the Banks specifically set forth herein, no other Bank by virtue of being a Bank hereunder shall have any interest in (a) any Other Activities, (b) any present or future guaranty by or for the account of the Company not contemplated or included herein, (c) any present or future offset exercised by an Agent in respect of any such Other Activities, (d) any present or future property taken as security for any such Other Activities or (e) any property now or hereafter in the possession or control of any Agent which may be or become security for the Obligations of the Company hereunder and under the Notes by reason of the general description of indebtedness secured, or of property contained in any other agreements, documents or instruments related to such Other Activities; provided, however, that if any payment in respect of such guaranties or such property or the proceeds thereof shall be applied to reduction of the Obligations evidenced hereunder and by the Notes, then each Bank shall be entitled to share in such application according to its pro rata portion of such Obligations.

         SECTION 11.4 Bank Credit Decision. Each Bank acknowledges and agrees that it has, independently and without reliance upon any Agent or any other Bank and based on the financial statements referred to in Section 7.1 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges and agrees that it will, independently and without reliance upon any Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

         SECTION 11.5 Agents' Indemnity.

                  (a) No Agent shall be required to take any action hereunder or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document unless indemnified to Agents' satisfaction by the Banks against loss, cost, liability and expense. If any indemnity furnished to the Agents shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given. In addition, the Banks agree to indemnify the Agents (to the extent not reimbursed by the Company), ratably according to the respective aggregate principal amounts of the Notes then held by each of them (or if no Notes are at the time outstanding, ratably according to the respective amounts of the Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any Agent in any way relating to or arising out of this Agreement or any action taken or omitted by any Agent under this Agreement, the Notes and the other Loan Documents. Without limitation of the foregoing, each Bank agrees to reimburse each Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by such Agent in connection with the preparation, execution, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement, the Notes and the other Loan Documents to the extent that such Agent is not reimbursed for such expenses by the Company. The provisions of this Section shall survive the termination of this Agreement, the payment of the Obligations and/or the assignment of any of the Notes.

                  (b) Notwithstanding the foregoing, no Bank shall be liable under this Section to any Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements due to any Agent resulting from such Agent's gross negligence or willful misconduct. Each Bank agrees, however, that it expressly intends, under this Section, to indemnify each Agent ratably as aforesaid for all such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements arising out of or resulting from such Agent's sole ordinary or contributory negligence.

         SECTION 11.6 Successor Agents. Each Agent may resign at any time by giving written notice thereof to the Banks and the Company and may be removed as an Agent under this Agreement, the Notes and the other Loan Documents at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent with, so long as no Event of Default exists, the consent of the Company, which will not be unreasonably withheld. If no successor Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within 30 calendar days after the retiring Agent's giving of notice of resignation or the Majority Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be an Eligible Assignee. Upon the acceptance of any appointment as an Agent hereunder and under the Notes and the other Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement, the Notes and the other Loan Documents. After any retiring Agent's resignation or removal as an Agent hereunder and under the Notes and the other Loan Documents, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement, the Notes and the other Loan Documents.

         SECTION 11.7 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." If an Agent receives such notice, such Agent shall give notice thereof to the Banks; provided however, if such notice is received from a Bank, such Agent also shall give notice thereof to the Company. Each Agent shall be entitled to take action or refrain from taking action with respect to such Default or Event of Default as provided in
Section 10.1 and Section 10.2.

         SECTION 11.8 Collateral Documents and Guaranties. Each Bank hereby further authorizes the Administrative Agent, on behalf of and for the benefit of the Banks, to enter into each Collateral Document as secured party and to be the agent for and representative of the Banks under the Guaranty, and each Bank agrees to be bound by the terms of each Collateral Document and the Guaranty; provided that the Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or the Guaranty or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Majority Banks (or, if required pursuant to Section 12.1, all Banks); provided further, however, that, without further written consent or authorization from the Banks, the Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Majority Banks have otherwise consented or (b) release any Guarantor from the Guaranty if all of the capital stock of such Guarantor is sold to any Person (other than an Affiliate of the Company) pursuant to a sale or other disposition permitted hereunder or to which Majority Banks have otherwise consented. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Company, the Agents and each Bank hereby agree that (X) no Bank shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Guaranty may be exercised solely by the Administrative Agent for the benefit of the Banks in accordance with the terms thereof, and (Y) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, any Agent or any Bank may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of Banks (but not any Bank or Banks in its or their respective individual capacities unless Majority Banks shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

         SECTION 11.9 Co-Agents. None of the Banks identified on the facing page, preamble or signature pages of this Agreement as a "Co-Agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

                                  ARTICLE XII
                                  MISCELLANEOUS

         SECTION 12.1 Amendments. No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, or consent to any departure by the Company therefrom, shall in any event be effective without the written concurrence of Majority Banks; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of each Bank (with Obligations directly affected in the case of the following clause
(i)): (i) extend the scheduled final maturity of any Loan or Note, or extend the stated expiration date of any Letter of Credit beyond the Maturity Date, or reduce the rate of interest (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to the Default Rate) or fees thereon, or extend the time of payment of interest, principal or fees thereon, or reduce the principal amount thereof, (ii) release all or substantially all of the Collateral, release all or substantially all of the Subsidiaries that are party to the Guaranty from the Guaranty except as expressly provided in the Loan Documents, (iii) amend, modify, terminate or waive any provision of this Section 12.1, (iv) reduce the percentage specified in the definition of Majority Banks or Eighty Percent Banks (or amend, modify, terminate or waive any provision requiring consent of the Eighty Percent Banks without the consent of the Eighty Percent Banks), (v) consent to the assignment or transfer by the Company of any of its respective rights and obligations under this Agreement, or (vi) amend, modify, terminate or waive the requirement under Section 7.10(a) and Section 7.10(b) that the Company's business practices be reviewed by an outside consultant; provided further that no such amendment, modification, termination or waiver shall (1) increase the Commitments of any Bank over the amount thereof then in effect without the consent of such Bank (it being understood that amendments, modifications or waivers of conditions precedent, covenants, Events of Default or of a mandatory reduction of the Commitments shall not constitute an increase of the Commitment of any Bank, and that an increase in the available portion of any Commitment of any Bank shall not constitute an increase in the Commitment of such Bank), (2) no amendment, modification, termination or waiver relating to the obligations of Banks relating to the purchase or participation in Letters of Credit shall be effective without the written concurrence of each Issuing Bank having a Letter of Credit then outstanding or which has not been reimbursed for a drawing under a Letter of Credit issued by it and of the Administrative Agent, and (3) no amendment, modification, termination or waiver of any provision of
Article XI or of any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of any Agent shall be effective without the written concurrence of such Agent. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Bank, execute amendments, modifications, waivers or consents on behalf of that Bank. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.1 shall be binding upon each Bank at the time outstanding, each future Bank and, if signed by the Company, on the Company.

         SECTION 12.2 Notices. Except with respect to telephone notifications specifically permitted pursuant to Article II, all notices, consents, requests, approvals, demands and other communications provided for herein shall be in writing (including telecopy communications) and mailed, telecopied, sent by overnight courier or delivered:

                  (a)      If to the Company and the Guarantors:

                           Comfort Systems USA, Inc.
                           777 Post Oak Boulevard, Suite 500
                           Houston, Texas 77056
                           Telephone No.: (713) 830-9600
                           Telecopy No.: (713) 830-9676
                           Attention:  J. Gordon Beittenmiller

                  (b)      If to the Administrative Agent:

                           Bank One, NA
                           910 Travis, 7th Floor
                           Houston, Texas 77002
                           Telephone No.:  (713) 751-3838
                           Telecopy No.:  (713) 751-6777
                           Attention: Greg Smothers

         or, in the case of any party hereto, such other address or telecopy number as such party may hereafter specify for such purpose by notice to the other parties.

                  (c) If to any Bank, to the address shown on the signature page hereof or specified by such Bank (or the Administrative Agent on behalf of any Bank) to the Company.

         All communications shall, when mailed, telecopied or delivered, be effective when mailed by certified mail, return receipt requested to any party at its address specified above, or telecopied to any party to the telecopy number set forth above, or delivered personally to any party at its address specified above; provided, that communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by the Administrative Agent, and provided further that communications sent by telecopy after 5:00 p.m., Houston, Texas time, shall be effective on the next succeeding Business Day.

         SECTION 12.3 No Waiver; Remedies. No failure on the part of any Bank or the Administrative Agent to exercise, and no delay in exercising, any right hereunder, under any Note or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, or any abandonment or discontinuance of any steps to enforce such right, preclude any other or further exercise thereof or the exercise of any other right. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances. The remedies herein are cumulative and not exclusive of any other remedies provided by law, at equity or in any other agreement.

         SECTION 12.4 Costs, Expenses and Taxes. The Company agrees to pay on demand: (a) all reasonable out-of-pocket costs and expenses of the Syndication Agent in connection with the preparation, execution and delivery of this Agreement, the Notes, the other Loan Documents and the other documents to be delivered hereunder, including the reasonable fees and out-of-pocket expenses of counsel for the Syndication Agent with respect thereto and with respect to advising the Syndication Agent as to its rights and responsibilities under this Agreement, the Notes and the other Loan Documents, and any modification, supplement or waiver of any of the terms of this Agreement or any other Loan Document, (b) all reasonable costs and expenses of any Bank and any other holder of an interest in the Notes, and the Obligations of the Company hereunder and under the Loan Documents, including reasonable legal fees and expenses, in connection with the enforcement of this Agreement, the Notes and the other Loan Documents and (c) reasonable costs and expenses incurred in connection with third party professional services required by the Syndication Agent, such as appraisers, environmental consultants, accountants or similar Persons; provided that prior to any Event of Default hereunder, such Agent will first obtain the consent of the Company to such expense, which consent shall not be unreasonably withheld. Without prejudice to the survival of any other obligations of the Company hereunder and under the Notes, the obligations of the Company under this Section shall survive the termination of this Agreement or the replacement of any Agent and each assignment of the Notes.

         SECTION 12.5 Indemnity.

                  (a) The Company shall and hereby does indemnify each Agent and each Bank and each Affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages (including reasonable legal fees and expenses) to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any actual or proposed use by the Company of the proceeds of any extension of credit hereunder or any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing or any of the other Loan Documents, including, without limitation, any of the foregoing relating to the violations of, noncompliance with or liability under any Environmental Law applicable to the operations of the Company, any of its Subsidiaries or any of their respective Property, and the Company shall reimburse each Agent, each Bank and each Affiliate thereof and their respective directors, officers, employees and agents, upon demand for any expenses (including legal fees) reasonably incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (the "Indemnified Obligations").

                  (b) WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED HEREUNDER SHALL BE INDEMNIFIED AND HELD HARMLESS AGAINST ANY AND ALL INDEMNIFIED OBLIGATIONS: (i) ARISING OUT OF OR RESULTING FROM THE ORDINARY SOLE OR CONTRIBUTORY NEGLIGENCE OF SUCH PERSON OR
         (ii) IMPOSED UPON SAID PARTY UNDER ANY THEORY OF STRICT LIABILITY. Without prejudice to the survival of any other obligations of the Company hereunder and under the other Loan Documents, the obligations of the Company under this Section shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations or the assignment of the Notes.

         SECTION 12.6 Right of Setoff. Without limiting the remedies provided for in Article X, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits held and other indebtedness owing by such Bank, or any branch, subsidiary or Affiliate, to or for the credit or the account of the Company against any and all the Obligations of the Company now or hereafter existing under this Agreement and the other Loan Documents and other obligations of the Company held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement, its Note or the Obligations and although the Obligations may be unmatured. The rights of each Bank under this Section are in addition to other rights and remedies (including other rights of setoff) which such Bank may have.

         SECTION 12.7 Governing Law. This Agreement, all Notes, the other Loan Documents and all other documents executed in connection herewith shall be deemed to be contracts and agreements executed by the Company and each Bank under the laws of the State of New York and of the United States of America and for all purposes shall be construed in accordance with, and governed by, the laws of said state and of the United States of America. Without limitation of the foregoing, nothing in this Agreement, or in the Notes or in any other Loan Document shall be deemed to constitute a waiver of any rights which any Bank may have under applicable federal legislation relating to the amount of interest which such Bank may contract for, take, receive or charge in respect of the Loan and the Loan Documents, including any right to take, receive, reserve and charge interest at the rate allowed by the law of the state where any Bank is located. Each Agent, each Bank and the Company further agree that insofar as the provisions of V.T.C.A., Finance Code, Chapter 303, as amended, are applicable to the determination of the Highest Lawful Rate with respect to the Notes and the Obligations hereunder and under the other Loan Documents, the indicated rate ceiling of such Article shall be applicable; provided, however, that to the extent permitted by such Article, the Administrative Agent may from time to time by notice to the Company revise the election of such interest rate ceiling as such ceiling affects the then current or future balances of the Loans. The provisions of V.T.C.A., Finance Code, Chapter 346, do not apply to this Agreement, any Note issued hereunder or the other Loan Documents.

         SECTION 12.8 Interest. Each provision in this Agreement and each other Loan Document is expressly limited so that in no event whatsoever shall the amount paid, or otherwise agreed to be paid, to the Administrative Agent or any Bank, or charged, contracted for, reserved, taken or received by the Administrative Agent or any Bank, for the use, forbearance or detention of the money to be loaned under this Agreement or any Loan Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Loan Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate, and all amounts owed under this Agreement and each other Loan Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid, charged, contracted for, reserved, taken or received which are for the use, forbearance or detention of money under this Agreement or such Loan Document shall in no event exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate. Anything in any Note or any other Loan Document to the contrary notwithstanding, the Company shall not be required to pay unearned interest on any Note and the Company shall not be required to pay interest on the Obligations at a rate in excess of the Highest Lawful Rate, and if the effective rate of interest which would otherwise be payable under such Note and such Loan Documents would exceed the Highest Lawful Rate, or if the holder of such Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Company under such Note and the other Loan Documents to a rate in excess of the Highest Lawful Rate, then (a) the amount of interest which would otherwise be payable by the Company shall be reduced to the amount allowed under applicable law and (b) any unearned interest paid by the Company or any interest paid by the Company in excess of the Highest Lawful Rate shall in the first instance be credited on the principal of the Obligations of the Company (or if all such Obligations shall have been paid in full, refunded to the Company). It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, reserved, taken, charged or received by any

Bank under the Notes and the Obligations and under the other Loan Documents are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate, and shall be made, to the extent permitted by usury laws applicable to such Bank, by amortizing, prorating and spreading in equal parts during the period of the full stated term of the Notes and this Agreement all interest at any time contracted for, charged or received by such Bank in connection therewith. Furthermore, in the event that the maturity of any Note or other obligation is accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest under applicable law may never include more than the maximum amount allowed by applicable law and excess interest, if any, provided for in this Agreement, any Note or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be refunded to the Company.

         SECTION 12.9 Survival of Representations and Warranties. All representations, warranties and covenants contained herein or made in writing by the Company in connection herewith and the other Loan Documents shall survive the execution and delivery of this Agreement, the Notes and the other Loan Documents, the termination of the Commitments of the Banks and will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not, provided, that the Commitments of the Banks shall not inure to the benefit of any successor or assign of the Company.

         SECTION 12.10 Successors and Assigns; Participations.

                  (a) All covenants, promises and agreements by or on behalf of the Company or the Banks that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. Neither the Company nor any Guarantor may assign or transfer any of its rights or obligations hereunder.

                  (b) Any of the Banks may assign to or sell participations to one or more banks of all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment, the Advances and the Obligations of the Company owing to it and the Notes); provided, that the participating banks or other entities shall be entitled to the cost protection provisions contained in Article II and Section 12.4 and the Company shall continue to deal solely and directly with the Administrative Agent in connection with its rights and obligations under this Agreement and the other Loan Documents. Except with respect to cost protections provided to a participant pursuant to this paragraph and the items listed in Section 12.1 hereof, no participant shall be a third party beneficiary of this Agreement nor shall it be entitled to enforce any rights provided to the Banks against the Company under this Agreement. Notwithstanding the foregoing, no Bank shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment, shall not constitute a change in the terms of such participation, and that an increase in Commitment or any Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof).

                  (c) A Bank may assign to any other Bank or Banks or to any Affiliate of a Bank and, with the prior written consent of the Company (so long as no Event of Default exists) and the Administrative Agent (which consent shall not be unreasonably withheld), a Bank may assign to one or more other Eligible Assignees all or a portion of its interests, rights, and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the same portion of the Loans and other Obligations of the Company at the time owing to it and the Note held by it); provided, however, that (i) each such assignment shall be in a minimum principal amount of not less than $5,000,000.00, or 100% of such Bank's outstanding Loans, all Types of Loans and shall be of a constant, and not a varying, percentage of all the assigning Bank's Commitment, rights and obligations under this Agreement, (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance, an Assignment and Acceptance, substantially in the form of Exhibit 12.10(c) hereto, in form and substance satisfactory to the Administrative Agent (an "Assignment and Acceptance") and any Note subject to such assignment and (iii) no assignment shall be effective until receipt by the Administrative Agent of a reasonable service fee from the assignee in respect of said assignment equal to $2,000.00. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date (unless otherwise agreed to by the assigning Bank, the Eligible Assignee thereunder and the Administrative Agent) shall be at least five Business Days after the execution thereof, (x) the Eligible Assignee thereunder shall be a party hereto and to the other Loan Documents and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and under the other Loan Documents and (y) the assignor Bank thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Bank's rights and obligations under this Agreement and the other Loan Documents, such Bank shall cease to be a party hereto).

                  (d) Notwithstanding any other provision herein, any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this section, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Company furnished to such Bank by or on behalf of the Company.

         SECTION 12.11 Confidentiality. Each Bank agrees to exercise its best efforts to keep any information delivered or made available by the Company to it which is clearly indicated to be confidential information, confidential from anyone other than Persons employed or retained by such Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided that nothing herein shall prevent any Bank from disclosing such information (a) to any other Bank, (b) pursuant to subpoena or upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority having jurisdiction over such Bank,
(d) which has been publicly disclosed, (e) to the extent reasonably required in connection with any litigation to which the Administrative Agent, any Bank, the Company or its respective Affiliates may be a party, (f) to the extent reasonably required in connection with the exercise of any remedy hereunder, (g) to such Bank's legal counsel and independent auditors and (h) to any actual or proposed participant or assignee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section. Each Bank will promptly notify the Company of any information that it is required or requested to deliver pursuant to clause (b) or (c) of this Section and, if the Company is a party to any such litigation, clause (e) of this Section.

         SECTION 12.12 Pro Rata Treatment.

                  (a) Except as otherwise specifically permitted hereunder, each payment or prepayment of principal, if permitted under this Agreement, and each payment of interest with respect to an Advance shall be made pro rata among the Banks.

                  (b) Each Bank agrees that if, through the exercise of a right of banker's Lien, setoff or claim of any kind against the Company as a result of which the unpaid principal portion of the Notes and the Obligations held by it shall be proportionately less than the unpaid principal portion of the Notes and Obligations held by any other Bank, it shall be deemed to have simultaneously purchased from such other Bank a participation in the Notes and Obligations held by such other Bank, in the amount required to render such amounts proportional; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest. Each Bank purchasing participations pursuant to this clause may exercise all rights of collection, set-off and banker's liens with respect to such participations as if such Bank were a holder of a direct Loan to the Company.

         SECTION 12.13 Separability. Should any clause, sentence, paragraph or Section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such part or parts had never been included herein.

         SECTION 12.14 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Any Subsidiary of the Company that executes this Agreement after the date of this Agreement shall, upon such execution, become a party hereto as a Guarantor.

         SECTION 12.15 Interpretation.

                  (a) In this Agreement, unless a clear contrary intention appears:

                           (i) the singular number includes the plural number
                  and vice versa;

                           (ii) reference to any gender includes each other
                  gender;

                           (iii) the words "herein," "hereof" and "hereunder"
                  and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

                           (iv) reference to any Person includes such Person's
                  successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, provided at nothing in this clause is intended to authorize any assignment not otherwise permitted by this Agreement;

                           (v) except as expressly provided to the contrary
                  herein, reference to any agreement, document or instrument (including this Agreement) means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, and reference to any Note or other note includes any Note issued pursuant hereto in extension or renewal thereof and in substitution or replacement therefor;

                           (vi) unless the context indicates otherwise,
                  reference to any Article, Section, Schedule or Exhibit means such Article or Section hereof or such Schedule or Exhibit hereto;

                           (vii) the words "including" (and with correlative
                  meaning "include") means including, without limiting the generality of any description preceding such term;

                           (viii) with respect to the determination of any
                  period of time, except as expressly provided to the contrary, the word "from" means "from and including" and the word "to" means "to but excluding"; and

                           (ix) reference to any law, rule or regulation means
                  such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time.

                  (b) The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

                  (c) No provision of this Agreement shall be interpreted or construed against any Person solely because that Person or its legal representative drafted such provision.

                  (d) In the event of any conflict between the specific provisions of this Agreement and the provisions of any application pertaining to any Letter of Credit, the terms of this Agreement shall control.

         SECTION 12.16 SUBMISSION TO JURISDICTION.

                  (a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK, IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY AND EACH GUARANTOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING. THE COMPANY AND EACH GUARANTOR FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS PROVIDED IN Section 12.2 AND WITH RESPECT TO ANY GUARANTOR, AT THE ADDRESS PROVIDED ON SCHEDULE 6.16 HERETO, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION. THE SUBMISSION TO JURISDICTION CONTAINED IN THIS SECTION IS NON-EXCLUSIVE.

                  (b) EACH OF THE COMPANY AND THE GUARANTORS HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN Section 12.16(A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         SECTION 12.17 WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND EACH GUARANTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM OR RELATING TO ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES, TO THE

EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

         SECTION 12.18 Acknowledgment and Consent. The Company is a party to certain Collateral Documents pursuant to which the Company has created Liens in favor of the Agents on certain Collateral to secure the Obligations. Each of the Guarantors party hereto is a party to certain Collateral Documents and the Guaranty, pursuant to which each such Guarantor has (i) guaranteed the Obligations and (ii) created Liens in favor of the Administrative Agent on certain Collateral to secure the Guaranteed Obligations of such Guarantor under the Guaranty. The Guarantors party hereto are collectively referred to herein as the "Credit Support Parties," and the Collateral Documents and the Guaranty are collectively referred to herein as the "Credit Support Documents."

         Each Credit Support Party hereby acknowledges that it has reviewed the terms and provisions of this Agreement, the Collateral Documents and the Guaranty, and consents to the amendment and restatement of the Existing Credit Agreement effected pursuant to this Agreement. Each Credit Support Party and the Company hereby confirms that each of the Credit Support Documents to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guaranty or secure, as the case may be, to the fullest extent possible the payment and performance of all "Obligations," "Guaranteed Obligations" and "Secured Obligations," as the case may be (in each case as such terms are defined in the applicable Credit Support Document), including without limitation the payment and performance of all such "Obligations," "Guaranteed Obligations" or "Secured Obligations," as the case may be, in respect of the Obligations of the Company now or hereafter existing under or in respect of this Agreement, the Notes and the other Loan Documents.

         Each Credit Support Party and the Company acknowledges and agrees that any of the Credit Support Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Agreement. Each Credit Support Party and the Company represents and warrants that all representations and warranties contained in this Agreement and the other Credit Support Documents to which it is a party or otherwise bound are true, correct and complete in all material respects on and as of the Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

         Each Credit Support Party acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Agreement, such Credit Support Party is not required by the terms of this Agreement or any other Loan Document to consent to the amendments to the Existing Credit Agreement effected pursuant to this Agreement, and (ii) nothing in this Agreement or any other Loan Document shall be deemed to require the consent of such Credit Support Party to any future amendments to this Agreement.

         SECTION 12.19 FINAL AGREEMENT OF THE PARTIES. THIS AGREEMENT (INCLUDING THE SCHEDULES AND EXHIBITS HERETO), THE NOTES AND THE OTHER LOAN DOCUMENTS CONSTITUTE A "LOAN AGREEMENT" AS

DEFINED IN SECTION 26.02(a) OF THE TEXAS BUSINESS AND COMMERCE CODE, AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                              COMPANY:

                              COMFORT SYSTEMS USA, INC.



                              By:
                                 -----------------------------------------
                                 J. Gordon Beittenmiller
                                 Senior Vice President and
                                 Chief Financial Officer


                              CREDIT SUPPORT PARTIES AND GUARANTORS:

                              AARON MECHANICAL, INC.
                              ACI MECHANICAL, INC.
                              A.C.I. MECHANICAL USA, INC.
                              ACCU-TEMP GP, INC.
                              ACCU-TEMP LP, INC.
                              ACCU-TEMP, LLC, by Accu-Temp LP, Inc.,
                              managing member
                              AIR SOLUTIONS USA, INC.
                              AMERICAN MECHANICAL INC.
                              AMERICAN REFRIGERATION CONTRACTORS, INC.
                              BATCHELOR'S MECHANICAL CONTRACTORS, INC.
                              BCM CONTROLS CORPORATION
                              CARSON BROTHERS, INC.
                              CEL, INC. (Casey Electric)
                              CENTRAL MECHANICAL CONSTRUCTION CO., INC.
                              CENTRAL MECHANICAL, INC.
                              CLIMATE CONTROL, INC.
                              COMFORT SYSTEMS USA G.P., INC.
                              COMFORT SYSTEMS USA (ARKANSAS), INC.
                              (fka River City Mechanical, Incorporated)
                              COMFORT SYSTEMS USA (BRISTOL), INC.
                              (fka Fred Hayes Mechanical Contractors, Inc.) COMFORT SYSTEMS USA (CLEVELAND), INC.
                              (fka Tech Heating and Air Conditioning, Inc.)

                              COMFORT SYSTEMS USA (HARTFORD), INC.
                              (fka The Harvey Robbin Company)
                              COMFORT SYSTEMS USA (PHILADELPHIA), INC.
                              (fka Lower Bucks Cooling and Heating
                              Corporation)
                              COMFORT SYSTEMS USA (SYRACUSE), INC.
                              (fka Armani Plumbing & Mechanical, Inc.)
                              COMFORT SYSTEMS USA (TEXAS), L.P., by
                              Comfort Systems USA G.P., Inc., sole
                              general partner
                              Comfort Systems USA (Intermountain), Inc.
                              CS44 ACQUISITION CORP. (Edmonds/Service
                              Refrigeration)
                              DESIGN MECHANICAL INCORPORATED
                              EASTERN HEATING & COOLING, INC.
                              EASTERN REFRIGERATION CO., INC.
                              EDS, INC. (Energy Development Services)
                              E.L. PRUITT COMPANY
                              ESS ENGINEERING, INC.
                              F&G MECHANICAL CORPORATION
                              GOTHAM AIR CONDITIONING SERVICE, INC.
                              GULFSIDE MECHANICAL, INC.
                              H & H PLUMBING & HEATING, INC.
                              H & M MECHANICAL, INC.
                              HELM CORPORATION
                              HELM CORPORATION SAN DIEGO
                              HESS MECHANICAL CORPORATION
                              HILLCREST SHEET METAL, INC.
                              INDUSTRIAL COOLING INC.
                              J & J MECHANICAL, INC.
                              JAMES AIR CONDITIONING ENTERPRISE INC.
                              KILGUST MECHANICAL, INC.
                              KUEMPEL SERVICE, INC.
                              LOWRIE ELECTRIC COMPANY, INC.
                              MANDELL MECHANICAL CORPORATION
                              MARTIN HEATING, INC.
                              MAXIMUM REFRIGERATION & AIR CONDITIONING
                              CORP.
                              MEADOWLANDS FIRE PROTECTION CORP.
                              MECHANICAL SERVICE GROUP, INC. (Page)
                              MJ MECHANICAL SERVICES, INC.
                              NEEL MECHANICAL CONTRACTORS, INC.
                              NOGLE & BLACK MECHANICAL, INC.
                              NORTH AMERICAN MECHANICAL, INC.

                              NORTH JERSEY MECHANICAL CONTRACTORS, INC.
                              OK SHEET METAL AND AIR CONDITIONING, INC.
                              PLANT SERVICES INCORPORATED
                              QUALITY AIR HEATING & COOLING, INC.
                              RIVER CITY MECHANICAL, INC.
                              ROSS & ASSOCIATES, INC.
                              S&K AIR CONDITIONING CO., INC.
                              S.I. GOLDMAN COMPANY, INC.
                              S.M. LAWRENCE COMPANY, INC.
                              SA ASSOCIATES, INC. (formerly Salmon &
                              Alder, Inc.)
                              SALMON & ALDER, LLC, by SA Associates, Inc., sole member
                              SEASONAIR, INC.
                              SOUTHERN BLUEGRASS MECHANICAL, INC.
                              STANDARD HEATING & AIR CONDITIONING COMPANY
                              SUPERIOR MECHANICAL SYSTEMS
                              TARGET CONSTRUCTION, INC.
                              TEMP-RIGHT SERVICE, INC.
                              TEMPRITE AIR CONDITIONING AND
                              REFRIGERATION, INC.
                              THE CAPITAL REFRIGERATION COMPANY
                              THE FAGAN COMPANY
                              TRI-CITY MECHANICAL, INC.
                              TROOST SERVICE CO.
                              WALKER-J-WALKER, INC.
                              WEATHER ENGINEERING, INC.
                              WESTERN BUILDING SERVICES, INC.



                              By:
                                 -----------------------------------------
                                 J. Gordon Beittenmiller, Vice President


                              ATLAS-ACCURATE HOLDINGS, L.L.C.
                              ATLAS-ACCURATE HOLDINGS, L.L.C., as the sole general partner of
                              Accurate Air Systems, L.P. (restructure of
                              Accurate Air Systems, Inc.)
                              Atlas Air Conditioning Company, L.P.
                              (restructure of Atlas Air
                              Conditioning Company and Atlas Comfort
                              Services USA, Inc.)

                              Border Electric, L.P.
                              Border Mechanical, L.P.
                              Mechanical Technical, L.P.
                              Shambaugh & Son, L.P. (restructure of
                              Shambaugh & Son,
                              Inc./Shambaugh & Son Conversion
                              Corporation )
                              United Environmental Services, L.P.
                              (restructure of United
                              Environmental Services, Inc./UES Conversion
                              Corporation)

                              By:  CS48 ACQUISITION CORP., sole member

                              By:
                                 -----------------------------------------
                                 J. Gordon Beittenmiller, Vice President

                              ADMINISTRATIVE AGENT/BANK:

Amount of Commitment          BANK ONE, NA,
on the Effective              as Administrative Agent and Individually
Date: $40,500,000.00          as a Bank



                              By:
                                 -----------------------------------------
                              Name:
                                   ---------------------------------------
                              Title:
                                    --------------------------------------

                              SYNDICATION AGENT/BANK:

Amount of Commitment          BANKERS TRUST COMPANY,
on the Effective              as Syndication Agent and Individually as a Bank
Date:  $31,500,000.00


                              By:
                                 -----------------------------------------
                              Name:
                                   ---------------------------------------
                              Title:
                                    --------------------------------------

                              DOCUMENTATION AGENT/BANK:

Amount of Commitment          BANK OF AMERICA, N.A. (formerly known as
on the Effective              NationsBank, N.A.), as Documentation Agent
Date: $38,250,000.00          and Individually, as a Bank



                              By:
                                 -----------------------------------------
                              Name:
                                   ---------------------------------------
                              Title:
                                    --------------------------------------

                              CO-AGENT/BANK:

Amount of Commitment          CREDIT LYONNAIS NEW YORK BRANCH,
on the Effective              as Co-Agent and Individually, as a Bank
Date: $22,500,000.00


                              By:
                                 -----------------------------------------
                              Name:
                                   ---------------------------------------
                              Title:
                                    --------------------------------------

                              CO-AGENT/BANK:

Amount of Commitment          NATIONAL CITY BANK,
on the Effective              as Co-Agent and Individually, as a Bank
Date: $22,500,000.00


                              By:
                                 -----------------------------------------
                              Name:
                                   ---------------------------------------
                              Title:
                                    --------------------------------------

                              CO-AGENT/BANK:

Amount of Commitment          THE BANK OF NOVA SCOTIA, as Co-Agent and
on the Effective              Individually, as a Bank
Date: $22,500,000.00


                              By:
                                    --------------------------------------
                              Name:
                                    --------------------------------------
                              Title:
                                    --------------------------------------

                              BANK:

Amount of Commitment          UNION BANK OF CALIFORNIA, N.A.
on the Effective
Date: $18,000,000.00

                              By:
                                    --------------------------------------
                              Name:
                                    --------------------------------------
                              Title:
                                    --------------------------------------

                              BANK:

Amount of Commitment          COMERICA BANK
on the Effective
Date: $13,500,000.00


                              By:
                                    --------------------------------------
                              Name:
                                    --------------------------------------
                              Title:
                                    --------------------------------------

                              BANK:

Amount of Commitment          BANK POLSKA, KASA OPIEKI S.A., PEKOA
on the Effective              S.A. GROUP, New York Branch
Date: $4,500,000.00


                              By:
                                    --------------------------------------
                              Name:
                                    --------------------------------------
                              Title:
                                    --------------------------------------

                              BANK:

Amount of Commitment          FIRSTAR BANK, NATIONAL ASSOCIATION
on the Effective
Date: $27,000,000.00

                              By:
                                    --------------------------------------
                              Name:
                                    --------------------------------------
                              Title:
                                    --------------------------------------

                              BANK:

Amount of Commitment          LASALLE BANK NATIONAL ASSOCIATION
on the Effective
Date: $18,000,000.00

                              By:
                                    --------------------------------------
                              Name:
                                    --------------------------------------
                              Title:
                                    --------------------------------------

                              BANK:

Amount of Commitment          GENERAL ELECTRIC CAPITAL
on the Effective              CORPORATION
Date: $11,249,999.00


                              By:
                                    --------------------------------------
                              Name:
                                    --------------------------------------
                              Title:
                                    --------------------------------------